UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Revance Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
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LETTER FROM CHAIRMAN OF THE BOARD
Dear Fellow Stockholders:
On behalf of the Board of Directors (the “Board”), I want to thank you for your support of Revance Therapeutics, Inc. (the “Company” or “Revance”) and for the confidence you place in this Board to oversee your interests in our Company.
2022 was a transformative year made possible by the focused and disciplined execution of our strategic priorities by the entire organization. In the face of global economic headwinds, I am proud to share that we have delivered on our key objectives, positioning us to enter our next phase of growth and allowing us to focus on our roadmap for continued success in 2023 and beyond.
Delivering on our 2022 Strategic Priorities
•We obtained the FDA’s approval for our innovation in neuromodulator formulation – DAXXIFY® for the temporary improvement of moderate to severe glabellar lines in adults. Following approval, we initiated PrevU, our early experience program, in December 2022, generating strong, early sales totaling $11.0 million for the fourth quarter for the 2022 fiscal year and positive feedback from injectors and consumers. We look forward to the commercial launch of DAXXIFY® in late March 2023, first with our existing practice partners.
•We continued to increase our hyaluronic acid filler market share with the RHA® Collection of dermal fillers, supported by new account growth and the introduction of product innovation, and as a result, delivered strong revenue of $107.2 million in 2022, a 51% increase compared to 2021. With just two years into launch, the RHA® Collection is the fastest growing hyaluronic acid filler in the market today, a tremendous accomplishment considering the highly competitive landscape and the operational challenges posed by the COVID-19 pandemic. We ended the year with over 5,000 aesthetic accounts across our products and services, a substantial increase of approximately over 67% from 2021.
•We made progress in our efforts to expand and deepen our customer relationships through OPUL®, our Relational Commerce platform, by focusing on addressing the needs of aesthetic practices through the development of innovative features and functionalities that aim to enhance their day-to-day operations and their ability to build loyalty with their customers.
•We exercised disciplined capital allocation – focusing our dollars on the achievement of our strategic priorities while enhancing our financial position with several strategic financings, despite challenging financial markets.
•We made meaningful progress in investing in our people and workplace culture in support of our future growth through various internal programs and initiatives covering talent attraction, employee engagement, diversity and inclusion, and leadership development – all in-line with our commitment to our ESG goals.
In addition to these achievements, we reached another significant milestone with the submission of our supplemental biologics license application (“sBLA”) for DAXXIFY® for the treatment of cervical dystonia, a painful and debilitating disease impacting the neck muscles in adults. Approval would mark our first therapeutics indication and our entry into the nearly $1 billion U.S. muscle movement disorder market. In January 2023, the U.S. Food and Drug Administration (“FDA”) accepted our sBLA submission and granted us a Prescription Drug User Fee Act (“PDUFA”) date of August 19, 2023. We look forward to the opportunity to advance the treatment of cervical dystonia by leveraging DAXXIFY®’s efficacy and duration profile to provide patients with sustained symptom relief – something they are unable to achieve with current neuromodulators.
Strategic Roadmap for 2023
The Board will continue to work with management as stewards of the Company, guiding its strategy to facilitate long-term, sustainable value creation for all stakeholders. With our efforts and accomplishments to date, we believe we are in a strong position to capitalize on our tremendous opportunities ahead. We look forward to growing our U.S. aesthetics franchise by successfully launching DAXXIFY® and driving deeper adoption of the RHA® Collection, while also continuing to enhance our services offerings. At the same time, we are actively preparing for our first anticipated therapeutics approval and our potential market entry.

Executive Compensation
In line with our commitment to strong corporate governance, as Chairman, I, along with the management team engage with our stockholders on an annual basis to discuss relevant issues and to receive feedback. Informed by our stockholder outreach, we continued to align our executive compensation philosophy to stockholder interests, as reflected in the following key actions taken by the Company:
•Increased Use of Performance-Vesting Equity for Named Executive Officers (“NEOs”). In 2022, 80%, 75% and 67% of target equity grants for our CEO, President and other NEOs, respectively, were performance-vesting equity awards, and, in 2023, 100% of our CEO’s annual target equity grant was performance-vesting equity awards. Comparatively, in 2021, 60% of our CEO's target equity grants were performance-vesting equity awards, and 33% of our other NEO target equity grants were performance-vesting equity awards.
•Refined our performance goals for performance-vesting equity awards. Our 2022 performance-vesting equity awards vest based on a combination of a meaningful stock price goal and a key regulatory goal.
•Implemented a bonus cap to our annual incentive plan. Bonuses for executive officers for fiscal year 2022 achievement were capped at 200% of the 2022 target bonus.
Board Composition
Since our last annual meeting, we appointed a new independent director to the Board — Dr. Vlad Coric — who currently serves as the Chairman and CEO of Biohaven, Ltd. Dr. Coric brings over 22 years of drug development and leadership experience, particularly in the areas of neurology and psychiatry, based on his time at the Yale School of Medicine, Bristol-Myers Squibb, and Biohaven, which was acquired by Pfizer in 2022. His addition will not only further enhance the diverse skillset of our Board but also complement our efforts in guiding the Company’s growth across aesthetics and therapeutics.
After 8 years of service, Philip Vickers, Ph.D. will be retiring from the Board as of the date of the Annual Meeting. We are very grateful for his substantial contributions to the Board, the Company and our stockholders over the past 8 years, and in particular, his strong scientific background in guiding the clinical progress at Revance across aesthetics and therapeutics.
Environmental, Social, Governance (“ESG”)
We are very pleased to see our ESG program evolve as our business grows and as our impact on and responsibility to our stakeholders expand. In 2023, we will issue our second ESG report, which details our ESG approach and our progress to date across key areas. Important to this year’s report is the completion of our first materiality assessment in response to stockholder feedback and to our effort to better align our program to our corporate strategy. I invite you to review our report and welcome any feedback.
In closing, it is an honor to serve as your Chairman and, on behalf of the Board, I thank you for your continued support and investment in Revance. We look forward to your participation at our virtual annual meeting on May 3, 2023.

Very truly yours,

Angus C. Russell
Chairman of the Board of Directors
March 23, 2023

REVANCE THERAPEUTICS, INC.

1222 Demonbreun Street, Suite 2000
Nashville, Tennessee 37203

Notice of Annual Meeting of Stockholders

To Be Held On Wednesday, May 3, 2023
Dear Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of REVANCE THERAPEUTICS, INC. (the “Company”), a Delaware corporation. The meeting will be held virtually on Wednesday, May 3, 2023 at 10:00 a.m. Central Time via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2023. The meeting will be held online only, and you will not be able to attend in person. You will be able to vote your shares electronically by Internet and submit questions online during the meeting by logging into the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 9:45 a.m. Central Time and should allow ample time for the check-in procedures.
The Annual Meeting of Stockholders is being convened for the following purposes:
(1)To elect to the Board of Directors' three nominees for director to hold office until the 2026 Annual Meeting of Stockholders.
(2)To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year 2023.
(3)To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement.
(4)To conduct such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting of Stockholders is March 10, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be Held on May 3, 2023 virtually via live audio-only webcast at
www.virtualshareholdermeeting.com/RVNC2023.
The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,

Mark J. Foley
Chief Executive Officer
Nashville, Tennessee
March 23, 2023

You are cordially invited to attend the meeting virtually. Whether or not you expect to attend the meeting virtually via live audio-only webcast, please complete, date, sign and return the proxy card sent to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote electronically during the meeting.

REVANCE THERAPEUTICS, INC.
PROXY SUMMARY
This is a summary only, and does not contain all of the information that you should consider in connection with this Proxy Statement. Please read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders
•Date and Time: Wednesday, May 3, 2023, at 10:00 a.m. Central Time. Online check-in will begin at 9:45 a.m. Central Time, and you should allow ample time for the check-in procedures.
•Location: The meeting will be held virtually via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2023.
•Admission: To attend the meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
•Record Date: March 10, 2023.
•Proxy Mailing Date: March 23, 2023.
•Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Voting Matters
Stockholders are being asked to vote on the following matters:

Items of Business	Page	Our Board’s Recommendation
1. Election of Directors	6	FOR all nominees
2. Ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as Independent Registered Public Accounting Firm for Fiscal Year 2023	25	FOR
3. Approval of, on an advisory basis, the compensation of our NEOs	27	FOR
Stockholders will also transact any other business that may properly come before the meeting.
How to Vote
You are entitled to vote at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) if you were a stockholder of record at the close of business on March 10, 2023, the record date for the meeting. On the record date, there were 83,850,063 shares of our common stock outstanding and entitled to vote at the Annual Meeting. For more details on voting and the annual meeting logistics, please see the “Questions and Answers” section of this Proxy Statement.
All references to “Revance,” “we,” “us,” “our” and “Company” in these proxy materials refer to Revance Therapeutics, Inc.

Company Performance Highlights
Aesthetics
•Secured the FDA approval in September 2022 of DAXXIFY® for the temporary improvement of moderate to severe glabellar lines in adults in the United States (“DAXXIFY® GL Approval”).
•Initiated DAXXIFY®’s early experience program, PrevU, in December 2022 and delivered $11.0 million in total DAXXIFY® sales for the fourth quarter 2022.

•Achieved RHA® Collection of dermal fillers revenue of $107.2 million for the year ended December 31, 2022, a 51% increase compared to 2021.
•Increased aesthetic accounts to over 5,000 across our Product Segment and Service Segment for the year ended December 31, 2022.
•Received FDA acceptance in October 2022 of the post approval supplement (“PAS”) for Ajinomoto Althaea, Inc., doing business as Ajinomoto Bio-Pharma Services (“ABPS”), a contract development and manufacturing organization for Revance.
•Processed approximately $665.0 million of gross processing volume (“GPV”) through the HintMD Platform and OPUL® (together, the “Fintech Platform”). GPV measures the total dollar amount of all transactions processed in the period through the Fintech Platform, net of refunds.
•Transitioned HintMD Platform customers to OPUL® throughout 2022 in connection with the sunsetting of HintMD from general availability.
Therapeutics
•Submitted the supplemental biologics license application (“sBLA”) for DAXXIFY® for the treatment of cervical dystonia in October 2022, which was accepted by the FDA in January 2023 and for which we received a Prescription Drug User Fee Act (“PDUFA”) date of August 19, 2023.
•Initiated market access preparation for anticipated commercial launch of DAXXIFY® for the treatment of cervical dystonia.
Corporate
•Raised net proceeds of $215.9 million, after underwriting discounts, commission and other offering expenses from our September 2022 follow-on offering, which was oversubscribed and included the full exercise of the underwriters’ option to purchase 1,200,000 additional shares.
•Closed $300 million note purchase agreement with Athyrium Capital Management (“Athyrium Capital”) in March 2022, which included the issuance of $100 million in notes at closing, an additional $100 million of committed borrowings, and an additional option of uncommitted borrowings of up to $100 million.
•Raised net proceeds of $31.6 million after sales agent commissions and offering costs from our at-the-market offering program.
•Maintained a disciplined capital allocation strategy, and with cash, cash equivalents and short-term investments of $340.7 million as of December 31, 2022, an additional $100 million of notes available for issuance through Athyrium Capital, and anticipated revenues and expenditures, the Company’s U.S. aesthetics portfolio (DAXXIFY®, the RHA® Collection of dermal fillers and OPUL®) will be funded to cash flow breakeven.

•Received a Great Place to Work certification for the fifth consecutive year, completed company-wide cultural assessment survey, which resulted in a 78% overall engagement score, developed and implemented Diversity and Inclusion (“D&I”) programs and launched developmental programs across various employee groups.

Executive Compensation Highlights
•We continued to increase our emphasis on equity awards that vest based on performance goals. In 2022, we structured 80% of our CEO’s annual equity awards to consist of PSUs and 67%-75% of our other NEOs’ annual equity awards to consist of PSUs (based on target grant date value). In 2023, we further increased the focus on performance equity awards by granting 100% of our CEO’s annual equity award in the form of PSUs.
•We refined our performance goals for performance-vesting equity awards. Our 2021 performance-vesting stock awards vest upon achievement of a rigorous financial metric that must occur by a three-year deadline measured from a key business milestone. Our 2022 PSUs vest based on a combination of a meaningful stock price goal and a key regulatory goal. Our 2023 PSUs vest based on revenue goals over a three-year performance period.
•We delivered 82% of our NEO’s 2022 total direct compensation, on average, to be ‘at-risk’ dependent on Company performance in the form of an annual performance bonus earned and equity incentive awards granted, as reported in the Summary Compensation Table (excluding Dr. Joshi who ceased employment during 2022).
•We included people and D&I goals in our executive bonus program. For 2022, the corporate goals on which our executive bonuses are based included a specific weighted category for the achievement of key people initiatives, which were predominantly comprised of goals related to D&I. We continued the practice of including a people initiatives component in our 2023 annual incentive plan.
•We structured our executive bonus opportunities to be based on key corporate objectives, and we paid bonuses based solely on performance achievements. We paid all 2022 bonuses to our NEOs based on ∼127% corporate goal achievement.
•We added an overall cap on executive bonuses equal to 200% of target bonus.
Governance and ESG Highlights
•Independent, non-executive Chairman led the Board.
•Actively recruited and added six new directors to our Board since 2019.
•Continued evolution of our Board such that it is comprised of diverse and highly skilled directors that provide a range of viewpoints.
•Completed first ESG materiality assessment and developed second ESG report, which will be published in 2023.
•Conducted first enterprise risk management (“ERM”) assessment in 2022 with oversight by the Nominating and Corporate Governance Committee. Oversight of ERM transitioned to the Audit Committee in 2023.
•Adopted a director overboarding policy in 2021, which is included in our Corporate Governance Guidelines.
•Formed ESG steering committee in 2021 to enhance ESG governance structure.
•Adopted a political contributions policy in 2021, which is included in the Code of Business Conduct and Ethics.
•Completed our first pay equity assessment in 2021 with a third party consultant across all levels, analyzing the base salaries of our entire workforce of 500-plus employees.
•Expanded our Board's risk oversight by adding ESG as a Nominating and Corporate Governance Committee responsibility in 2020 and increasing oversight by adding matters related to the Data Security Standards set forth by the Payment Card Industry Security Standards Council (“PCI DSS”) as an Audit Committee responsibility in 2021.
•Adopted a 12-year director tenure policy in 2020, which is included in our Corporate Governance Guidelines.

•Continued to conduct regular risk assessment of executive compensation program, policies and practices.
•Continued our policy of conducting annual Board and committee performance evaluations, which is included in our Corporate Governance Guidelines and committee charters.
•Committed to Board independence with seven independent directors of the eight continuing directors, with a 100% independent Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Brand Strategy Committee.
•Continued to engage in robust stockholder engagement program in connection with executive compensation and ESG initiatives.

Information About Our Directors
The Board currently consists of nine directors. As of the date of the Annual Meeting, the Board size will be eight directors. Dr. Phillip Vickers is retiring from the Board effective immediately prior to the Annual Meeting. In addition, the Nominating and Corporate Governance Committee oversaw a search process to identify one new director with a strong therapeutics background, specifically with experience in both drug discovery and commercialization, to further enhance the experience and skill set of our Board. In connection with that process, following a recommendation from the Nominating and Corporate Governance Committee, the Board appointed Dr. Vlad Coric, effective March 1, 2023. Dr. Coric was appointed as a Class III director to serve until the Annual Meeting.
•Dr. Coric is currently the Chief Executive Officer and Chairman of Biohaven, Ltd. and brings more than 22 years of drug development and executive leadership experience to Revance based on his time at the Yale School of Medicine, Bristol-Myers Squibb and Biohaven, which was acquired by Pfizer in 2022.

•The Board has re-nominated Jill Beraud and Carey O’Connor Kolaja and nominated Dr. Coric to serve until the 2026 Annual Meeting of Stockholders or until their successor has been duly elected and qualified or until such director’s earlier resignation, retirement or death.

The following table and graphics provide summary information about the qualifications, attributes, skills, diversity and experience of our continuing directors, including our 2023 director nominees.

2023 Director Nominees

Name	Age	Director Since	Independent	Committee Memberships	Primary Occupations	Other Public Company Boards

Jill Beraud	62	2019	Yes	•Brand Strategy Committee •Compensation Committee	•Former Chief Executive Officer of Sh'nnong Beverage Company	•Levi Strauss & Co.
Carey O'Connor Kolaja	50	2021	Yes	•Brand Strategy Committee •Compensation Committee*	•Chief Executive Officer of Versapay	——
Vlad Coric, M.D	52	2023	Yes	•Compensation Committee*	•Chief Executive Officer and Chairman of Biohaven, Ltd.	•Biohaven, Ltd.

Continuing Directors

Name	Age	Director Since	Independent	Committee Memberships	Primary Occupations	Other Public Company Boards

Angus C. Russell	67	2014	Yes	•Compensation Committee •Nominating and Corporate Governance Committee	•Former Chief Executive Officer of Shire plc	•Lineage Cell Therapeutics, Inc.
Julian S. Gangolli	65	2016	Yes	•Audit Committee •Brand Strategy Committee	•Former President, North America of GW Pharmaceuticals Inc.	•Krystal Biotech, Inc. •Outlook Therapeutics, Inc.
Olivia C. Ware	66	2021	Yes	•Nominating and Corporate Governance Committee	•Former Senior Vice President, BTK Franchise Head of Principia Biopharma Inc.	•Arcellx, Inc.
Mark J. Foley	57	2017	No	——	•Chief Executive Officer (“CEO”) of Revance	•Glaukos Corporation
Christian W. Nolet	66	2019	Yes	•Audit Committee •Nominating and Corporate Governance Committee	•Former Partner, Ernst & Young LLP	•Jasper Therapeutics, Inc.
*As of the date of the Annual Meeting, Ms. Kolaja will transition from the Compensation Committee and will become a member of the Audit Committee, and Dr. Coric will become a member of the Compensation Committee.

Director Backgrounds, Experience and Diversity

Board Diversity Matrix (as of March 23, 2023)*

Total number of Directors	8
Gender Identity	Male	Female	Non-Binary	Did Not Disclose
Number of Directors based on Gender Identity	4	3	–	1
Number of Directors who identify in any categories below:
African American or Black	–	1	–	–
Alaskan Native or American Indian	–	–	–	–
Asian	–	–	–	–
Hispanic or Latinx	–	–	–	–
Native Hawaiian or Pacific Islander	–	–	–	–
White	2	2	–	–
Two or More Races or Ethnicities	1	–	–	–
LGBTQ+	–	–	–	–
Did Not Disclose Demographic Background	1	—	—	1
*This matrix only includes continuing directors, including the 2023 director nominees. Because Dr. Vickers is retiring from the Board effective immediately prior to the Annual Meeting, he is not included in the matrix.
We believe our directors have an appropriate balance of knowledge, experience, attributes, skills, diversity and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (i) the highest personal integrity and ethics, (ii) relevant expertise upon which to be able to offer advice and guidance to management, (iii) demonstrated excellence in his or her field, (iv) sound business judgment, (v) sufficient time to devote to the affairs of the Company, and (vi) commitment to rigorously represent the long-term interests of our stockholders. The following charts show the key skills and experiences that we consider important for our Board to possess.

Director Skills Matrix

Senior Leadership Experience – serving or has served in a senior leadership role at another organization and experience with human capital management
Financial and Accounting – knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes
Biotechnology/Life Science – experience in or with the biotechnology, life sciences and/or pharmaceutical industries, including experience in the clinical development of pharmaceutical products
Commercialization – experience executing corporate commercial and/or marketing strategies and initiatives
Strategic Experience – oversight of management’s development and implementation of strategic priorities
Aesthetics Experience – experience within the medical aesthetics or beauty industry
Financial Technology Innovation – experience managing technological change and driving technological innovation relevant to the financial technology and payment processing industries
Risk Oversight and Risk Management – experience with and oversight over security and risk management
Manufacturing and Supply Chain – experience overseeing manufacturing operations or experience in supply chain management with respect to pharmaceutical products
Governance/Public Company Board Experience – experience serving on the boards of other public companies and knowledge regarding public company governance and compensation, policies and practices

Human Capital Management – leadership in the maintenance and expansion of health, safety and wellness programs; training and development; compensation and benefits; and/or workforce diversity, equity and inclusion

Therapeutics Experience – executive experience in the therapeutics industry, including expertise in the research and development of therapeutic products in the fields of neuroscience and muscle movement disorders, relevant to our business and strategy

J. Beraud	●	●		●	●	●				●	●
C. Kolaja	●	●		●	●		●	●			●
V. Coric	●	●	●	●	●			●	●	●	●	●
A. Russell	●	●	●	●	●			●	●	●	●	●
J. Gangolli	●	●	●	●	●	●		●	●	●	●	●
O. Ware	●		●	●	●			●	●	●	●	●
M. Foley	●	●	●	●	●	●	●	●	●	●	●	●
C. Nolet	●	●	●		●			●		●	●	●

QUESTIONS AND ANSWERS
ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
We sent you the proxy notice because our Board is soliciting your proxy to vote at our Annual Meeting, including at any adjournments or postponements of the meeting. We have elected to provide access to the full proxy materials over the Internet and have provided our stockholders with instructions on how to access the proxy materials in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received.
Rules adopted by the Securities and Exchange Commission (the “SEC”) allow us to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on the website at www.proxyvote.com, or may request a printed set of the proxy materials. Instructions on how to access the proxy materials or to request a printed copy may be found in the Notice.
We intend to mail the Notice to all stockholders of record entitled to vote at the Annual Meeting on or about March 23, 2023.
How do I attend the Annual Meeting?
This year’s Annual Meeting will be held entirely online. You will not be able to attend the Annual Meeting in person. The meeting will be held virtually on May 3, 2023 at 10:00 a.m. Central Time via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2023. To attend the meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 9:45 a.m. Central Time, and you should allow ample time for the check-in procedures.
The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Information on how to vote by Internet before and during the Annual Meeting is discussed below.
How do I ask questions at the virtual Annual Meeting?
During the Annual Meeting, you may submit questions in the question box provided at www.virtualshareholdermeeting.com/RVNC2023. We will respond to as many inquiries at the Annual Meeting as time allows.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting audio-only webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.
What if I cannot virtually attend the Annual Meeting?
You may vote your shares electronically before the meeting by Internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting audio-only webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 10, 2023 will be entitled to vote at the Annual Meeting. On the record date, there were 82,800,000 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 10, 2023 your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote by Internet before or during the Annual Meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card or vote by Internet or by telephone before the meeting to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 10, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You may vote your shares by Internet during the meeting with the 16-digit control number included in the Notice, proxy card or in the other materials provided by your bank, brokerage firm or other nominee.
What am I voting on?
There are three matters scheduled for a vote:
•Election of directors;
•Ratification of the selection of PwC as the independent registered public accounting firm for the fiscal year 2023; and
•Approval of, on an advisory basis, the compensation of our named executive officers.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons designated in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” or “Withhold” for each of the nominees to the Board.
For the proposal to ratify the selection of PwC and to approve, on an advisory basis, the compensation of our named executive officers, you may vote “For,” “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by Internet before or during the Annual Meeting, by telephone before the Annual Meeting or by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
•To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct us to.
•To vote over the telephone before the Annual Meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 2, 2023 to be counted.
•To vote through the Internet before the Annual Meeting, go to www.proxyvote.com and follow the on-screen instructions. You will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 2, 2023 to be counted.
•To vote through the Internet during the meeting, please visit www.virtualshareholdermeeting.com/RVNC2023 and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker or other agent, you should have received a notice containing voting instructions from that organization rather than from Revance. Simply follow the voting instructions in the notice to ensure that your vote is counted. You may vote your shares by Internet during the meeting with the 16-digit control number included in the Notice, proxy card or in the other materials provided by your bank, brokerage firm or other nominee.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 10, 2023.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone before the Annual Meeting, or through the Internet before or during the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Other Agent
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Under the rules and interpretations of NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Therefore, without your instructions, your broker or other agent may not vote your shares on Proposal 1 (Election of Directors) or Proposal 3 (Advisory Vote on Executive Compensation), which are considered “non-routine” matters, but may vote your shares on Proposal 2 (Ratification of Auditors), which is considered a “routine” matter.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of the selection of PwC as the independent registered public accounting firm for the fiscal year 2023, and “For” the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet. You will need the 16- digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1222 Demonbreun Street, Suite 2000, Nashville, Tennessee, 37203.
•You may virtually attend the Annual Meeting and vote by Internet by visiting www.virtualshareholdermeeting.com/RVNC2023. To attend the meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Agent
If your shares are held by your broker or agent, you should follow the instructions provided by your broker or agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 24, 2023, to Secretary, Revance Therapeutics, Inc., 1222 Demonbreun Street, Suite 2000, Nashville, Tennessee, 37203. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than the close of business on January 4, 2024, and no later than the close of business on February 3, 2024. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count:
•votes “For,” “Withhold” and broker non-votes for the proposal to elect directors (Proposal 1); and
•votes “For,” and “Against,” abstentions and, if applicable, broker non-votes for the ratification of the auditors (Proposal 2) and for the advisory vote on executive compensation (Proposal 3).
For Proposal 1 (Election of Directors), withhold votes and broker non-votes have no effect and will not be counted towards the number of shares voted “For.” For Proposal 2 (Ratification of Auditors), abstentions (and broker non-votes, if any) will be counted towards the vote total and will have the same effect as “Against” votes. For Proposal 3 (Advisory Vote on Executive Compensation), abstentions will be counted towards the vote total and will have the same effect as “Against” votes, while broker non-votes will have no effect.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
Assuming that a quorum is present at the annual meeting, the following votes will be required for approval:

Proposal	Vote Required for Approval
Proposal 1	Directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors.
Proposal 2	Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote generally on the subject matter.
Proposal 3	Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote generally on the subject matter.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person, by remote communication or represented by proxy. On the record date of March 10, 2023, there were 82,800,000 shares outstanding and entitled to vote. Thus, the holders of 41,400,000 shares must be present in person, by remote communication or represented by proxy at the meeting to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or other agent), vote over the telephone before the Annual Meeting, vote through the Internet before the Annual Meeting, or if you virtually attend the Annual Meeting and vote by Internet during the Annual Meeting by visiting www.virtualshareholdermeeting.com/RVNC2023. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person, by remote communication or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS
Our Board is divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently consists of nine directors. Dr. Vickers is retiring from the Board effective immediately prior to the Annual Meeting. As of the date of the Annual Meeting, the Board size will be eight directors. There are three directors in the class whose term of office expires in 2023, Ms. Beraud, Ms. O’Connor Kolaja and Dr. Coric, and each of these directors is standing for re-election at the Annual Meeting. Each of Ms. Beraud, Ms. O’Connor Kolaja and Dr. Coric is currently a director of the Company and was nominated by the Nominating and Corporate Governance Committee. Of the three nominees, Ms. Beraud and Ms. O’Connor Kolaja have previously been elected by the stockholders, while Dr. Coric was appointed by the Board on March 1, 2023. If elected at the Annual Meeting, each of these nominees agreed to serve until the 2026 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until their death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. All of the directors who were members of our Board at the time of the 2022 Annual Meeting of Stockholders attended the 2022 Annual Meeting of Stockholders. See the “Proxy Summary—Information About Our Directors—Director Backgrounds, Experience and Diversity” for information on director background and diversity.
Required Vote and Board Recommendation
Directors are elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors. The three director nominees receiving the highest number of “For” votes will be elected. In tabulating the voting results for the election of directors, withhold votes and broker non-votes have no effect and will not be counted towards the number of shares voted “For”.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH NAMED NOMINEE.

DIRECTORS
The following is a brief biography of each director nominee and each of our other continuing directors, including their respective ages as of the date of this Proxy Statement. Each biography includes information regarding the experience, qualifications, attributes or skills that caused our Board to determine that each applicable nominee or other current director should serve as a member of our Board. The categories of key skills are:

Senior Leadership Experience	Financial and Accounting	Biotechnology/Life Science	Commercialization	Strategic Experience	Aesthetic Experience

Financial Technology Innovation	Risk Oversight and Risk Management	Manufacturing and Supply Chain	Governance/Public Company Board Experience	Human Capital Management	Therapeutics Experience

2022 Director Nominees and Continuing Directors

Name	Age	Title	Class and Year Term Ending
Jill Beraud	62	Director	Class III (Term Ending 2026 if elected at the Annual Meeting)
Carey O'Connor Kolaja	50	Director	Class III (Term Ending 2026 if elected at the Annual Meeting)
Dr. Vlad Coric	52	Director	Class III (Term Ending 2026 if elected at the Annual Meeting)
Angus C. Russell	67	Chairman of the Board	Class I (Term Ending 2024)
Julian S. Gangolli	65	Director	Class I (Term Ending 2024)
Olivia C. Ware	66	Director	Class I (Term Ending 2024)
Mark J. Foley	57	CEO and Director	Class II (Term Ending 2025)
Christian W. Nolet	66	Director	Class II (Term Ending 2025)

Jill Beraud has served as a director of our Company since June 2019. From August 2018 to December 2020, Ms. Beraud served as the Chief Executive Officer of Sh’nnong Beverage Company, a business creating a line of functional beverages. Ms. Beraud previously served as Chief Executive Officer of Seno Jewelry, L.L.C. (d/b/a Ippolita), a privately-held luxury jewelry company with distribution in high-end department stores, flagship and eCommerce, from October 2015 until September 2018. Prior to Ippolita, Ms. Beraud was Executive Vice President for Tiffany & Co., with responsibility for its Global Retail Operations and oversight of strategic store development and real estate from October 2014 until June 2015. Prior to Tiffany & Co., Ms. Beraud served as Chief Executive Officer of Living Proof, Inc., a privately-held company that uses advanced medical and materials technologies to create hair care and skin care products for women, from December 2011 to October 2014. Prior to Living Proof, Inc., Ms. Beraud served as President of Starbucks/Lipton Joint Ventures and Chief Marketing Officer of PepsiCo Americas Beverages from July 2009 to June 2011, and PepsiCo’s Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at L. Brands, Inc. (formerly known as Limited Brands, Inc.) in various roles, including Chief Marketing Officer of Victoria’s Secret and Executive Vice President of Marketing for its broader portfolio of specialty brands, including Bath & Body Works, C.O. Bigelow, Express, Henri Bendel and Limited Stores. Ms. Beraud currently serves on the board of directors of Levi Strauss & Co. and Fashion for Good. Ms. Beraud served on the board of directors of New York & Company, Inc. (now known as RTW Retailwinds, Inc.) from May 2011 to June 2015.

Director Qualifications: Our Board believes that Ms. Beraud's extensive marketing and consumer branding experience, as well as her extensive managerial and operational knowledge make her qualified to serve on our Board.

Key Skills:

Former CEO of Sh'nnong Beverage Company Director Since: 2019 Committee Memberships: •Brand Strategy Committee (member since October 2019) •Compensation Committee (member since May 2021)

Carey O'Connor Kolaja has served as a director of our Company since March 2021. Ms. Kolaja has over 29 years of experience in the financial technology and payments industries. In March 2023, Ms. Kolaja was appointed as the chief executive officer of Versapay, an accounts receivable software provider. From October 2020 to October 2022, Ms. Kolaja served as the Chief Executive Officer of AU10TIX, a global identification verification and authentication platform. She initially joined AU10TIX in May 2019 as President and Chief Operating Officer. From November 2015 to April 2019, Ms. Kolaja served as the Global Chief Product Officer of Citi Fintech at Citigroup Inc. From November 2003 to October 2015, Ms. Kolaja served in various leadership capacities at PayPal Holdings, Inc., including as Vice President, Global Consumer Products. During her time at PayPal, Ms. Kolaja led international teams to design, deploy, and operate global fintech and payments products. Ms. Kolaja holds a B.S. in Business from Indiana University Bloomington and is a graduate of the executive program of Stanford University.

Director Qualifications: Our Board believes that Ms. Kolaja’s leadership experience in the financial technology and payment industries and in product development and business strategy makes her qualified to serve on our Board.

Key Skills:

CEO, Versapay

Director Since: 2021

Committee Memberships:
•Audit Committee (member as of the date of the Annual Meeting)
•Brand Strategy Committee (member since May 2021)
•Compensation Committee (member from May 2021 to May 2023)

Dr. Vlad Coric has served as the chief executive officer and a director of Biohaven Ltd. since October 2015. From January 2007 to September 2015, he served as a group director of global clinical research at Bristol-Myers Squibb Company, focusing both in oncology global clinical research and neuroscience global clinical research. He has been involved in multiple drug development programs including marketed drugs such as Abilify (aripiprazole; partial dopamine agonist), Opdivo (nivolumab; anti-PD1), Yervoy (Ipilimumab; anti-CTLA-4), Daklinza (daclatasvir; NS5A inhibitor) and Sunvepra (asunaprevir; NS3 inhibitor). Since July 2001, Dr. Coric has also continued to serve as an associate clinical professor of psychiatry at Yale School of Medicine. He previously served as the chief of the Yale Clinical Neuroscience Research Unit and the director of the Yale Obsessive-Compulsive Disorder Research Clinic. He has served as president of the Connecticut Psychiatric Society. Dr. Coric received his M.D. from Wake Forest University School of Medicine. He completed his internship at Yale-New Haven Hospital and residency training at the Yale Psychiatry Residency Training Program, where he also served as the program-wide chief resident for the Yale Department of Psychiatry, and chief resident on the PTSD firm at the West-Haven Connecticut Veterans Administration Hospital. Dr. Coric was an honors scholar in neurobiology and physiology at the University of Connecticut where he received a B.S. degree. Dr. Coric previously served on the board of directors of Social Capital Suvretta Holdings Corp. from June 2021 to August 2022, and currently serves on the boards of Veradermics, Vita Therapeutics and Pyramid Biosciences.

Director Qualifications: Dr. Coric was nominated for election because of his drug development and drug commercialization expertise in the therapeutics space, executive leadership experience at a global biopharmaceutical company, and strategic and financial expertise.

Key Skills:

CEO and Chairman, Biohaven, Ltd. Director Since: 2023 Committee Memberships: •Compensation Committee (member as of the date of the Annual Meeting)

Angus C. Russell has served as a director and Chairman of the Board of our Company since March 2014. Mr. Russell was Chief Executive Officer of Shire plc (“Shire”), a biopharmaceutical company focused on the development of therapies for the treatment of rare and specialty conditions, from June 2008 until April 2013, and a member of its board of directors from 1999 until 2013. From December 1999 to June 2008, Mr. Russell served as Chief Financial Officer of Shire. Prior to joining Shire, Mr. Russell served at AstraZeneca plc, a pharmaceutical and biologics company, most recently as VP of Corporate Finance. Mr. Russell served on the board of directors at Mallinckrodt plc, a pharmaceuticals company, from August 2014 to June 2022, and TherapeuticsMD, Inc., a pharmaceutical company, from March 2015 until December 2022. Mr. Russell has also served on the board of directors for Lineage Cell Therapeutics, Inc. (formerly known as BioTime, Inc.), a biotechnology company, since December 2014.

Director Qualifications: Mr. Russell was nominated for election because of his leadership experience, financial expertise, experience at multiple public pharmaceutical companies and his expertise in the development and commercialization of specialty pharmaceutical products.

Key Skills:

Former CEO of Shire plc Director Since: 2014 Committee Memberships: •Compensation Committee (member since February 2018) •Nominating and Corporate Governance Committee (member since May 2014)

Julian S. Gangolli has served as a director since July 2016. From May 2015 to April 2019, he served as President, North America of GW Pharmaceuticals Inc., and President of Greenwich Biosciences, Inc., the U.S. subsidiary of GW Pharmaceuticals Inc., spearheading the buildout of the company's U.S. commercial infrastructure in advance of the potential launch of its lead therapeutic candidate, Epidiolex® (cannabidiol or CBD), which was in late-stage development for a number of child-onset epilepsy syndromes. Mr. Gangolli also served as a member of the board of directors of GW Pharmaceuticals Inc. from July 2015 to March 2017. Prior to joining GW Pharmaceuticals Inc., Mr. Gangolli served as President of the North American Pharmaceutical division of Allergan Inc. for 11 years. Prior to that, he served as Senior Vice President, U.S. Eye Care at Allergan. Prior to Allergan, Mr. Gangolli served in sales and marketing positions at VIVUS, Inc., Syntex Pharmaceuticals, Inc., and Ortho-Cilag Pharmaceuticals Ltd in the United Kingdom. Mr. Gangolli currently serves as a member of the board of directors of Krystal Biotech, Inc., a clinical-stage gene therapy company, and Outlook Therapeutics, Inc., a late clinical-stage biopharmaceutical company.

Director Qualifications: Mr. Gangolli was nominated for election because of his operating experience in the biopharmaceutical industry, experience at multiple public pharmaceutical companies and his expertise in the development and commercialization of aesthetic and therapeutic pharmaceutical products.

Key Skills:

Former President, North America of GW Pharmaceuticals Inc. Director Since: 2016 Committee Memberships: •Audit Committee (member since July 2016) •Brand Strategy Committee (member since October 2019)

Olivia C. Ware has served as a director of our Company since March 2021. Ms. Ware has more than 21 years of experience in pharmaceutical drug development, commercialization and healthcare management. From November 2019 to March 2021, Ms. Ware served as the Senior Vice President, BTK Franchise Head at Principia Biopharma Inc., which was acquired by Sanofi S.A. in 2020, where she was responsible for developing overall portfolio strategy for the company’s three BTKi molecules. From 2018 to 2019, Ms. Ware served as Senior Vice President, U.S. Market and Franchise Development at Proteus Digital Health, Inc. From 2011 to 2018, Ms. Ware worked in a number of public and private biopharma firms as a private consultant. From 2016 to 2017, Ms. Ware was the Chief Commercial Officer at CytRx, Inc. From 1997 to 2010, Ms. Ware worked at Genentech, Inc. in a variety of roles of increasing responsibility in commercial, team leadership and product development. During her time at Genentech, Ms. Ware played a key role in the launch of several commercial drug products, including Rituxan®, Herceptin®, Avastin® and Lucentis®, and as Head of Oncology Team Leadership was responsible for molecule, disease and platform strategic plans and oncology portfolio management. Ms. Ware served as a member of the board of Ambrx Biopharma Inc., a clinical-stage biopharmaceutical company, from April 2021 to June 2022 and has served as a director of Arcellx, Inc. since May 2022. Ms. Ware holds an A.B. in Psychology from Davidson College and an M.B.A. in Finance and Marketing from the University of North Carolina at Chapel Hill.

Director Qualifications: Ms. Ware was nominated for election to our Board because of her extensive leadership experience in pharmaceutical development and commercializing drug products at multiple pharmaceutical companies.

Key Skills:

Former SVP, BTK
Franchise Head at
Principia Biopharma Inc.

Director Since: 2021

Committee Memberships:
•Nominating and Corporate Governance Committee (member since May 2021)
•Science and Technology Committee (member from May 2021 to February 2023)

Mark J. Foley has served as a director of our Company since September 2017, as our Chief Executive Officer since October 2019, and served as our President from October 2019 until November 2021. Mr. Foley has more than 26 years of operational and investment experience in the healthcare arena. Previously, Mr. Foley was Chairman, President and CEO of ZELTIQ Aesthetics, Inc. (“ZELTIQ”), a manufacturer of medical devices for cryolipolysis procedures, serving from 2012 through the company’s acquisition in 2017 by Allergan plc. Additionally, Mr. Foley served as a Managing Director at RWI Ventures, a technology and life sciences venture capital fund, from 2004 through 2018. Prior to ZELTIQ, Mr. Foley held a variety of senior operating roles in large public companies and venture-backed startups, including U.S. Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly & Co.), Perclose (acquired by Abbott Laboratories) and Ventrica (acquired by Medtronic PLC) where he was the founder and CEO. Mr. Foley has served on the board of directors for Glaukos Corp., an opthalmic medical technology and pharmaceutical company, since 2014 and served on the board of directors for SI-BONE, Inc., a medical device company, from June 2019 to June 2021. Mr. Foley received a Bachelor of Arts degree from the University of Notre Dame.

Director Qualifications: Our Board believes that Mr. Foley’s leadership experience, financial expertise, experience at multiple public pharmaceutical companies and his expertise with the development and commercialization in the aesthetics, medical device, biotechnology and financial technology industries make him qualified to serve on our Board.

Key Skills:

CEO of Revance Director Since: 2017

Christian W. Nolet has served as a director of our Company since July 2019. Mr. Nolet has more than 42 years of experience in various leadership roles in the audit services profession and in the life sciences industry. Mr. Nolet was an audit partner at Ernst & Young LLP (“EY”), a professional services firm, from November 2001 to June 2019. While at EY, he led the West EY Life Sciences Industry Group and currently serves on both the Executive Committee and Finance Committee (Chair) of the California Life Sciences Institute. He was also a member of the Finance & Investment Committee and Emerging Companies Section of BIO (the Biotechnology Innovation Organization). Prior to EY, Mr. Nolet was a partner at PricewaterhouseCoopers LLP from 1991 to 2001. Mr. Nolet holds a B.S. in Accounting from San Diego State University and is a Certified Public Accountant (CPA - Retired) in California. Mr. Nolet currently serves on the board of directors of Jasper Therapeutics, Inc., a biotechnology company. Mr. Nolet served on the board of directors of Viela Bio, Inc. until it was acquired in March of 2021, Ambrx Biopharma Inc. until November of 2021 and PolarityTE until January of 2023.

Director Qualifications: Our Board believes that Mr. Nolet’s experience with multiple life sciences companies ranging from growing venture-capital backed startups to Fortune 100 companies, combined with his financial expertise as a former audit partner and California CPA (Retired), makes him qualified to serve on our Board.

Key Skills:

Former Partner, EY Director Since: 2019 Committee Memberships: •Audit Committee (member since July 2019) •Nominating and Corporate Governance Committee (member since May 2021)

BOARD MATTERS
Independence of the Board
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company's legal department to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors, including our 2023 director nominees, except for Mr. Foley, our CEO, are “independent directors” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board has an independent chair (the “Board Chair”), Mr. Russell, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and CEO reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In addition, our Audit Committee has the responsibility to consider the adequacy and effectiveness of our information security policies and practices and the internal controls regarding information security, including those concerning data privacy, cybersecurity, backup of information systems and compliance with the payment data security standards set forth by the PCI DSS. Our Audit Committee also monitors compliance with legal and regulatory requirements, including through oversight of our enterprise risk management program. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance policies and ESG strategy, including whether they are successful in preventing illegal or improper liability-creating conduct, and reviews our stockholder engagement efforts. Our Compensation Committee reviews and approves executive officer compensation and its alignment with the Company's business and strategic plans and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Meetings of the Board
The Board met five times during 2022. All directors attended 100% of meetings of the Board and of the committees on which they served during 2022.

Information Regarding Committees of the Board
The Board had an established Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Science and Technology Committee and a Brand Strategy Committee during the year ended December 31, 2022. In February 2023, the Board dissolved the Science and Technology Committee in order to transition the responsibilities of that committee to the full Board. The following table provides membership information for each of the Board committees as of December 31, 2022 and the number of meetings held by each committee during 2022:

Name	Audit	Compensation	Nominating and Corporate Governance	Science and Technology	Brand Strategy

Jill Beraud		X			X
Julian S. Gangolli	X				X
Chris Nolet	X		X
Carey O'Connor Kolaja		X			X
Angus C. Russell		X	X
Philip J. Vickers, Ph.D.	X			X
Olivia C. Ware			X	X
Meetings	5	5	5	4	4

Boxes including a bold X indicate committee chairperson
Dr. Vickers, Chair of the Science and Technology Committee and a member of the Audit Committee, is retiring from the Board effective immediately prior to the Annual Meeting. Effective as of the Annual Meeting, committee composition will change as follows: Dr. Coric will become a member of the Compensation Committee, and Ms. Kolaja will transition from the Compensation Committee to the Audit Committee.
Below is a description of each of the standing committees of the Board in 2022.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of our consolidated financial statements. The principal duties and responsibilities of our Audit Committee include:
•appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;
•approving in advance all audit services and non-audit services to be provided to us by our independent auditor;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly condensed consolidated financial statements;
•conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices;
•reviewing and discussing with management and, as appropriate, the independent auditor, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures and the adequacy and effectiveness of the Company’s information security policies and practices and the internal controls regarding information security, including those concerning data privacy, cybersecurity, backup of information systems and compliance with PCI DSS; and
•reviewing and assessing, annually, the performance of the Audit Committee and the adequacy of its charter.
The Audit Committee is currently composed of three directors: Mr. Nolet, Mr. Gangolli and Dr. Vickers, with Mr. Nolet serving as chair of the committee. Effective as of the Annual Meeting, Dr. Vickers will retire as a member of the Audit Committee and Ms. Kolaja will become a member of the Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.revance.com.

Our Board has determined that all current members of our Audit Committee satisfy the independence requirements under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Nolet is an “audit committee financial expert” within the meaning of the SEC regulations. Our Board has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Nasdaq listing rules and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and comply with future requirements to the extent that they become applicable to our Audit Committee.
Report of the Audit Committee of the Board*
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2022 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023.
The foregoing report has been furnished by the Audit Committee.
Mr. Chris Nolet
Mr. Julian S. Gangolli
Dr. Philip J. Vickers
*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:
•establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives;
•review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our CEO and other executive officers;
•administration of our equity compensation plans, deferred compensation plans and other similar plans and programs;
•assisting the Board in its oversight of the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management function, including, but not limited to, those policies and strategies regarding recruiting, retention, career development and progression, diversity and employment practices;
•reviewing and recommending to the Board compensation paid to the non-employee directors for their Board and Board committee service;

•overseeing engagement with stockholders and proxy advisory firms on executive compensation matters; and
•reviewing and assessing, annually, the performance of the Compensation Committee and the adequacy of its charter.
The Compensation Committee is currently composed of three directors: Ms. Beraud, Ms. Kolaja and Mr. Russell, with Ms. Beraud serving as chair of the committee. Effective as of the Annual Meeting, Dr. Coric will become a member of the Compensation Committee, and Ms. Kolaja will no longer serve as a member of the Compensation Committee. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.revance.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is developed by the chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition, members of management and other employees as well as outside advisors or consultants are regularly invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. See "Executive Compensation—Compensation Discussion and Analysis” for further information. The CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of CEO, senior executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any advisor be independent.
The Compensation Committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), through August 1, 2022 and retained Frederic W. Cook & Co., Inc. (“FW Cook”) as of August 2, 2022, as its independent compensation consultant. References herein to the Compensation Committee Consultant refer to Aon prior to August 2, 2022 and FW Cook on and following August 2, 2022. The Compensation Committee requested that the Compensation Committee Consultant:
•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and
•assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
In addition, as part of its engagement, our Compensation Committee requested that the Compensation Committee Consultant develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of the Compensation Committee Consultant as it relates to our executive compensation program, the Board and Compensation Committee ultimately make their own decisions about these matters. See “Executive Compensation—Compensation Discussion and Analysis” for further information.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee makes recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board and has oversight responsibility for ESG matters. The Nominating and Corporate Governance Committee has the following responsibilities, among other things, as set forth in the Nominating and Corporate Governance Committee’s charter:

•identifying, evaluating, nominating and recommending individuals for membership on our Board;
•reviewing and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;
•reviewing and recommending to our Board any amendments to our corporate governance policies;
•overseeing and recommending to the Board the Company’s corporate social responsibility and sustainability (ESG) initiatives, policies and procedures;
•reviewing and recommending to the Board the selection of the chair and membership of each Board committee;
•overseeing and reviewing our processes and procedures to provide information to our Board and its committees;
•reviewing annually with the CEO and other key members of management plans for succession to the offices of our executive officers and recommending to the Board the selection of individuals to succeed to these positions; and
•reviewing and assessing, annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Russell, Mr. Nolet and Ms. Ware, with Mr. Russell serving as the chair of the committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.revance.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Board believes that diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and it actively seeks these characteristics in identifying director candidates. See “Proxy Summary—Information About Directors—Director Backgrounds, Experience and Diversity” for a description of key skills, experience, and attributes that we consider important in light of our current business and structure and that our directors bring to our boardroom. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also will also consider the results of the Board’s self-evaluation, conducted annually on a group and individual basis.
In the case of new director candidates, the Nominating and Corporate Governance Committee uses its network of contacts and of the Board and management to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, and applicable SEC rules and regulations. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Revance Therapeutics, Inc., 1222 Demonbreun Street, Suite 2000, Nashville, Tennessee, 37203, not later than November 24, 2023, to be considered for inclusion in next year’s proxy materials, and not later than February 3, 2024, nor earlier than January 4, 2024, to be considered timely for purposes of the advance notice provisions set forth in the Company’s bylaws. Submissions must include the name, age, business address and residence address of such nominee, the principal occupation or employment of such nominee, the class and number of shares of each class of our capital stock which are owned of record and beneficially by such nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition, a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board and such other information requirements set forth in the Company's bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Brand Strategy Committee
The principal duties and responsibilities of our Brand Strategy Committee include:
•reviewing and advising the Board on overall strategy, direction and effectiveness of our brand and marketing plans and strategies and its role in achieving our long-term goals and objectives;
•identifying and providing the Board with the committee’s views on marketing and branding developments and trends that are relevant to the Company and in alignment with the Company’s strategy and success of the commercialization of the Company’s products and services;
•assessing and advising the Board, from time to time, on the committee’s view of the quality, expertise recruitment and retention of sales and marketing personnel in our commercial organization;
•advising the Board with respect to collaborations with physicians and influencers, and participation in other programs to enhance the Company’s value proposition and visibility of its products and services in the marketplace; and
•reviewing and assessing, annually, the performance of the committee and, periodically, the adequacy of its charter.
The Brand Strategy Committee is currently composed of three directors: Ms. Beraud, Mr. Gangolli and Ms. Kolaja, with Ms. Beraud serving as chair of the committee. The Board has adopted a written Brand Strategy Committee charter that is available to stockholders on our website at www.revance.com.
Science and Technology Committee
In February 2023, the Board dissolved the Science and Technology Committee in order to transition the responsibilities of that committee to the full Board.
During the year ended December 31, 2022, the Science and Technology Committee had the following responsibilities, among other things:
•reviewing and advising the Board on the overall strategy, direction and effectiveness of our research and development programs and related investments and our progress on achieving our long-term strategic research and development goals and objectives;
•identifying and providing the Board with the committee’s views on emerging science and technology issues and trends which are relevant to us and in alignment with our strategy and on areas that are important to the success of our research and development activities;

•reviewing and making recommendations to the Board and management with respect to our clinical pipeline;
•assessing and advising the Board, from time to time, on the committee’s view of the overall quality and expertise of medical and scientific talent in our research and development organization;
•assessing and advising the Board, from time to time, on the committee’s view of the quality and competitiveness of our research and development programs and technology initiatives from a scientific perspective, including associated risk profile;
•for any major external investments in research and development that require approval of the Board, assessing those opportunities and advising the Board of the committee’s view on the scientific, technical and/or medical merit of the opportunity; and
•reviewing and assessing, annually, the performance of the committee and, periodically, the adequacy of its charter.
During the year ended December 31, 2022, the Science and Technology Committee was composed of two directors: Dr. Vickers and Ms. Ware, with Dr. Vickers serving as chair of the committee.

CORPORATE GOVERNANCE
The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our stockholders. To that end, the Board and management regularly review and update our corporate governance policies and practices, as appropriate and based on feedback received during stockholder engagement and, when required, make changes to such policies and practices as mandated by the Sarbanes-Oxley Act of 2022, the Dodd-Frank Act, other SEC rules and regulations and the Nasdaq listing standards.
Stockholder Engagement
We believe that regular and transparent engagement with our investors on topics such as ESG, corporate governance and executive compensation is important and promotes long-term value for our stakeholders.
At our 2022 Annual Meeting of Stockholders, we held our fourth “say on pay” advisory vote. Our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2022 proxy statement. The proposal was supported by approximately 78% of the total votes cast. In 2022, we reached out to holders of approximately 61% of our outstanding common stock, excluding shares held by directors and executive officers. Members of our executive management team and the Chairman of our Board held informative discussions with stockholders representing approximately 33% of our outstanding common stock, excluding shares held by directors and executive officers. Stockholder feedback is regularly reviewed by the Compensation Committee, the Nominating and Corporate Governance Committee and the management team.
As a result of the feedback we received from our stockholders over the past two years, we continue to refine our executive compensation program and related disclosures, with emphasis on increasing the amount of pay tied directly to Company performance. Please see “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Policies and Practices—Results of 2022 Say-on-Pay Vote, Stockholder Outreach and Response” for additional information. In addition, in response to stockholders’ feedback on our sustainability, in 2022, we conducted our first ESG materiality assessment, and enhanced certain of our corporate governance disclosures, which will be detailed in our second ESG report. Please see “ESG” for additional information.
Our Compensation Committee will continue to evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs. Our Compensation Committee will continue to consider the outcome of our “say on pay” votes and our stockholders’ views when making future compensation decisions for our NEOs. As part of our commitment to building strong corporate governance, we will continue to seek input from our stockholders on a variety of corporate governance and sustainability topics and other issues that may impact our business or reputation.
The Company’s stockholders may communicate with the Board or any of its directors, through the “Contact Revance” page on our website at www.revance.com. These communications will be received and reviewed by our Senior Vice President, General Counsel & Corporate Secretary, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy are sent directly to the Chair of the Audit Committee and our Senior Vice President, General Counsel & Corporate Secretary.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to board composition and selection, board responsibilities, board meetings and involvement of senior management, CEO performance evaluation and succession planning and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.revance.com.

Director Tenure
The Board considers the historical and institutional knowledge that longer-tenured directors possess to be important to an appropriately balanced Board. Directors who have served on the Board for an extended period of time are able to provide continuity and valuable insight into the Company, its operations and prospects based on their experience with, and understanding of the Company’s history, policies and objectives. The Board also appreciates the value of thoughtful Board refreshment and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In light of the value the Board places on having a mix of long and short tenured directors, the Board adopted a director tenure policy. The Board does not believe it should limit the number of terms for which an individual may serve as a director. However, directors reaching 12 years of service will be evaluated by the full Board with the expectation of stepping down. In certain circumstances, a majority vote of the independent directors, can be used to extend the service of a 12-year term director. If a 12-year director’s term is extended, they will be evaluated annually with the expectation that they will step down unless a majority vote of independent directors extends their term for another year. Board members that step down will continue to provide service until a suitable replacement is found by the Nominating and Corporate Governance Committee and fully ratified by the Board.
Five of our eight continuing directors were newly nominated and appointed to the Board from 2019-2023. If each independent director nominee is elected to the Board, after the Annual Meeting, our independent directors will have served an average of just over three years on the Board. Overall, our Board, including both independent and employee directors will have an average tenure of nearly four years. We believe the composition of our Board reflects a diversity of perspectives and is aligned with the strategic direction of the Company.
Director Commitments
Our Board believes that all members of the Board must have sufficient time to devote the necessary attention to his or her Board duties. In 2021, our Nominating and Corporate Governance Committee reviewed the policies of institutional and proxy advisory firms on director time commitments. Based on the information reviewed, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, revisions to our Corporate Governance Guidelines to limit the total number of public company boards that a director may serve on as set forth below. The Board may approve service on additional boards in certain circumstances.
•a director who is not a public company chief executive officer: four total public company boards, including our Board;
•a director who serves as a chief executive officer of a public company: two total public company boards, including our Board, in addition to their employer's board; and
•a director who serves on the Audit Committee: three public company audit committees, including our Audit Committee, unless the audit committee member is a retired certified public accountant, chief financial officer or controller.
All of our directors are currently in compliance with our policy.
Annual Board and Committee Self-Evaluations
In 2021, our Nominating and Corporate Governance Committee analyzed our Board and Committee assessment process and recommended to the Board, and the Board approved, revisions to our Corporate Governance Guidelines to require that the Nominating and Corporate Governance Committee annually review, discuss and assess the performance of the Board, including Board committees. The Nominating and Corporate Governance Committee recommended revisions to the charters of each Board committee to require annual committee assessments, which was approved by the Board.
Mr. Russell, the independent Chair of the Board, leads the evaluation process in conjunction with our external legal advisors. Our external legal advisors prepare questionnaires that are completed by each director in their capacities as Board members and Board Committee members. Following receipt of the questionnaire results, our external legal advisors prepare summaries analyzing the feedback received, and providing that feedback to Mr. Russell on an anonymous basis. Mr. Russell reviews the feedback with the Nominating and Corporate Governance Committee and the Board and identifies any themes or issues that have emerged and recommends proposed changes, as appropriate, to the governance structure, process and/or policies.

Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all officers, directors, employees and consultants. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws, financial integrity and public reporting, fair dealing, gifts and entertainment, proper use of Company assets and confidentiality.
The Code of Conduct is available on our website at www.revance.com. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will disclose the nature of the amendment on our website, by filing a current report on Form 8-K with the SEC within four business days of such amendment, or in a manner otherwise permitted by applicable law.
Committee Charters
See “Board Matters—Information Regarding Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the five standing committees.
Insider Trading and Hedging Policy
As part of our Insider Trading and Trading Window Policy (“Insider Trading Policy”), we require that our executive officers, directors and certain designated employees limit their transactions in our stock to defined time periods, subject to certain exceptions. We also require that executive officers, directors and certain designated employees notify, and receive approval from, a Company clearing officer prior to engaging in transactions in our stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. These restrictions apply to any entities or family members whose trading activities are controlled or influenced by such executive officer, director or employee.
Further, our Insider Trading Policy prohibits our directors and employees, including our executive officers, from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock at any time.
The disclosure under the caption “Hedging Policy” is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Stock Ownership Guidelines
See “Executive Compensation—Compensation Discussion and Analysis—Other Features of our Executive Compensation Program—Agreements with our NEOs—Stock Ownership Guidelines” for a description of our stock ownership guidelines.

ESG
We are committed to setting new standards in aesthetics and therapeutics through the contributions of our people, products and services. This requires more than breakthrough science and successful execution of business fundamentals. We must also be cognizant of and responsive to a broader set of issues that are increasingly seen as potential risks or opportunities for businesses. These issues, which include environmental impacts, social responsibility and strong governance, are of great interest to our investors, consumers, employees and other stakeholders.
For these reasons, we believe it is vital that ESG at Revance is shaped by our SAGE values of Speed, Audacity, Authenticity, Grit and Empathy, and incorporated into our corporate strategy and overall enterprise risk management. Particularly as we enter our third year as a commercial company, our responsibility is to understand which ESG-related initiatives are most pertinent to our business and to our stakeholders, act swiftly in mitigating potential risks that we identify and take advantage of opportunities to differentiate ourselves in the marketplace.
Our Commitment and Progress
In 2020, we made a formal commitment to operating sustainably and responsibly. As a first step, we published our inaugural ESG report in January 2021, which was guided by the Sustainability Accounting Standards Board framework for our sector. The report outlined our ESG and corporate citizenship priorities of building a great culture, creating access to healthcare, and leading with business ethics, compliance and strong governance. It also highlighted the progress we have made on these priorities, including enhancements to board diversity, composition and refreshment, improvements to executive compensation, the formation of a D&I committee and the completion of our first comprehensive stockholder outreach. Further, the Nominating and Corporate Governance committee was designated to oversee the Company’s ESG strategy and initiatives.
Building upon our initial progress and our long-term commitment to ESG, we have since continued to advance the program. In 2023, we will be publishing our second ESG report, which details our progress across the three pillars of our ESG strategy and the results of our first ESG materiality assessment conducted in response to stockholder feedback and our effort to better align our program with our corporate strategy. We are committed to our ESG journey and evolving our program over time as we continue to grow as an organization. Please see our 2022 ESG Report, which will be published on the Sustainability page of our website, for additional details on our ESG strategy, initiatives and progress.

NON-EMPLOYEE DIRECTOR COMPENSATION
2022 Non-Employee Director Compensation Policy
Our non-employee director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.
Under our non-employee director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The Board Chair and chair of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board.
Our non-employee director compensation policy provides for an initial grant of options to purchase shares of our common stock and restricted stock awards (“RSAs”) to new directors upon their joining the Board. In addition, at the date of each annual meeting of stockholders, each then-serving non-employee director receives a grant of options to purchase shares of our common stock and RSAs.
Our Board reviews our non-employee director compensation policy at least annually and considers market data provided by our independent compensation consultant (Aon, in the case of our 2022 compensation program) as a reference point when making adjustments to our annual compensation levels for our non-employee directors. Our non-employee director compensation policy is described below. We did not make any changes to our non-employee director compensation policy for 2022.

Cash Compensation
The following table describes the annual cash compensation applicable to each role performed by non-employee directors as outlined in our non-employee director compensation policy in effect for the fiscal year ended December 31, 2022.

	2022
	Member Annual Service Retainer	Committee Chair Annual Service Retainer
Board of Directors	$50,000	$36,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$7,500	$15,000
Science and Technology Committee	$7,500	$15,000
Brand Strategy Committee	$7,500	$15,000
Equity Compensation
Our non-employee director compensation policy provides that (i) the initial equity grant for new Board members shall consist of 50% stock options and 50% RSAs, with the total value of the equity grant equal to $350,000 and (ii) the annual equity grant for then-serving non-employee directors at each annual meeting of stockholders shall consist of 50% stock options and 50% RSAs, with the total value of the equity grant equal to $225,000, pro-rated for then-serving non-employee directors who have served on the Board for less than a full year. The exercise price of these options will equal the fair market value of our common stock on the date of grant, and these options will vest on the one-year anniversary of the grant date, subject to the director’s continued service as a director. The RSAs granted pursuant to the non-employee director compensation policy will vest on the one year anniversary of the grant date, subject to the director’s continued service as a director.
The number of shares underlying each RSA is determined by dividing the equity grant date value by the thirty-day trailing average closing stock price of our common stock as of the date of grant and, in the case of options, by applying a Black-Scholes option pricing model using the same historical average closing price. The Compensation Committee used a historical average closing market price to determine the number of shares subject to each RSA and option, rather than a single day stock price on the date of grant, in order to provide a more stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that using a historical average stock price can result in the ultimate grant date value of an award as required to be reported in the Director Compensation Table under Accounting Standards Codification (“ASC”) 718 being higher or lower than the equity grant value, but has considered, in consultation with its independent compensation consultant and determined that the process described above is the most appropriate for us at this time.
Expense Reimbursement
Directors have been and will continue to be reimbursed for expenses directly related to their activities as directors, including attendance at board and committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws.
2022 Director Compensation Table
The compensation provided to our non-employee directors for the year ended December 31, 2022 is enumerated in the table below. The table excludes Mark J. Foley, our CEO, who served as an executive officer in 2022. Mr. Foley received no compensation for serving as a director in 2022. The table includes Aubrey Rankin, who served as a director up until the 2022 annual stockholders’ meeting. As a former executive officer, Mr. Rankin received no compensation for serving as a director in 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Jill Beraud	$80,000	$109,785	$109,725	(2)	$299,510
Julian S. Gangolli	$67,500	$109,785	$109,725	(3)	$287,010
Carey O’Connor Kolaja	$65,000	$109,785	$109,725	(4)	$284,510
Chris Nolet	$77,500	$109,785	$109,725	(5)	$297,010
Aubrey Rankin	$—	$—	$—	(6)	$—
Angus C. Russell	$108,500	$109,785	$109,725	(7)	$328,010
Philip J. Vickers, Ph.D.	$75,000	$109,785	$109,725	(8)	$294,510
Olivia C. Ware	$65,000	$109,785	$109,725	(9)	$284,510

(1)The dollar amounts in this column represent the grant date fair value of the stock options and RSAs granted during 2022. These amounts have been calculated in accordance with ASC 718, Compensation – Stock Compensation, and, with respect to stock options, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023 (the “FY2022 10-K”). These amounts do not necessarily correspond to the actual value that may be recognized from the stock options and RSAs by the applicable directors.
(2)As of December 31, 2022, Ms. Beraud held options to purchase 48,307 shares of our common stock and 6,059 shares of common stock underlying RSAs.
(3)As of December 31, 2022, Mr. Gangolli held options to purchase 69,307 shares of our common stock and RSAs of 6,059 shares of common stock underlying RSAs.
(4)As of December 31, 2022, Ms. Kolaja held options to purchase 23,441 shares of our common stock and 6,059 shares of common stock underlying RSAs.
(5)As of December 31, 2022, Mr. Nolet held options to purchase 48,307 shares of our common stock and 6,059 shares of common stock underlying RSAs.
(6)As of December 31, 2022, Mr. Rankin held 152,368 shares of our common stock in trust and options to purchase 43,567 shares of our common stock. This excludes 11,905 shares of common stock underlying PSAs.

(7)As of December 31, 2022, Mr. Russell held options to purchase 85,307 shares of our common stock and 6,059 shares of common stock underlying RSAs.
(8)As of December 31, 2022, Dr. Vickers held options to purchase 85,307 shares of our common stock and 6,059 shares of common stock underlying RSAs.
(9)As of December 31, 2022, Ms. Ware held options to purchase 23,185 shares of our common stock and 6,059 shares of common stock underlying RSAs.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in best interests of the Company and its stockholders.
Principal Accountant Fees and Services
The following table presents the aggregate fees billed to the Company by PwC for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Audit Fees (1)	$2,341,727	$1,854,900
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	4,150	900
Total	$2,345,877	$1,855,800
(1)Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our at-the-market offerings and public follow-on offering, including comfort letters, consents and review of documents filed with the SEC.
(2)All Other Fees consist of all other services that are not reported above. The services for the fees disclosed include annual subscription for accounting literature.
All fees described above were pre-approved by the Audit Committee.
Auditor Independence
In 2022, there were no other professional services provided by PwC that would have required the Audit Committee to consider their compatibility with maintaining the independence of PwC.

Pre-approval Policies and Procedures
Consistent with requirements of the SEC and the PCAOB regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:
•Audit services. Audit services include work performed for the audit of our financial statements, the review of financial statements included in our quarterly reports and the audit of our internal control over financial reporting, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
•Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”
•Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.
•Other services. Other services are those services not described in the other categories.
The Audit Committee pre-approves services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.
Required Vote and Board Recommendation
Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the appointment of PwC. Abstentions (and broker non-votes, if any) will be counted towards the vote total and will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

At the 2019 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on named executive officer compensation, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers. We are presenting this Proposal 3 as required by Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The compensation of our named executive officers subject to the vote is disclosed in “Executive Compensation—Compensation Discussion and Analysis” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in “Executive Compensation—Compensation Discussion and Analysis”, the Board believes that our executive compensation program effectively aligns executive pay with our performance and our stockholders’ interests and results in the attraction and retention of highly talented executives. The Board encourages our stockholders to read the disclosures set forth in “Executive Compensation—Compensation Discussion and Analysis” to review the correlation between compensation and performance, as well as compensation actions taken in 2022.
Accordingly, the Board recommends that our stockholders vote FOR the following resolution:
“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes, following this Annual Meeting, the next scheduled say-on-pay vote will be at the 2024 Annual Meeting of Stockholders.
Required Vote and Board Recommendation
Advisory approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 10, 2023.

Name	Age	Position(s)
Executive Officers
Mark J. Foley	57	CEO and Director
Tobin C. Schilke	48	Chief Financial Officer
Dustin Sjuts	43	President
Dwight Moxie	47	Senior Vice President, General Counsel and Corporate Secretary

Mark J. Foley - Mr. Foley’s biography is included under the section titled “Directors.”
Tobin C. Schilke has served as our Chief Financial Officer since November 2018. Mr. Schilke served as Chief Financial Officer of Achaogen, Inc., a biopharmaceutical company, from July 2016 through October 2018. From 2002 to June 2016, Mr. Schilke served in roles of increasing responsibility at the Roche Group (including Genentech, Inc.), a pharmaceutical company, including serving as Finance Director and Company Director of Roche Products Limited in the United Kingdom from August 2014 to June 2016 and serving as Director of Genentech’s Commercial Finance BioOncology Business Unit from September 2012 to August 2014. Mr. Schilke holds a B.S. from Lafayette College, a M.S. from the University of California, Berkeley and an M.B.A. from Cornell University’s Johnson Graduate School of Management.
Dustin Sjuts has served as our President since November 2021 and as our Chief Commercial Officer, Aesthetics & Therapeutics, from December 2019 to November 2021. Mr. Sjuts previously served as our Head of Commercial, Aesthetics and Therapeutics, from November 2018 to November 2019 and as our Vice President, Strategy and Sales from March 2018 to November 2018. Prior to joining Revance, Mr. Sjuts held leadership positions at Nestle Skin Health, including Business Unit Head, China, from January 2017 to April 2018 and Senior Director of Marketing from February 2015 to December 2016. Previously, Mr. Sjuts held positions of increasing responsibility across a range of markets and disciplines with Alphaeon Corporation and Allergan plc, where he was responsible for creating and executing product adoption and sales growth strategies. Mr. Sjuts holds a B.A.Sc. from Illinois State University.
Dwight Moxie has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2020. From January 2017 to January 2020, Mr. Moxie served as the Chief Counsel World Wide R&D, Commercial Operations, European Operations at Ultragenyx Pharmaceutical Inc., a biotechnology company, where he oversaw commercial operations, litigation, research & development and regulatory matters. From September 2011 to December 2016, Mr. Moxie served as the Chief Counsel to Eye-Care Division at Allergan plc. Mr. Moxie currently serves on the board of directors of Visus Therapeutics, Inc., a private clinical stage pharmaceutical company and California Life Sciences, a life sciences membership organization. Mr. Moxie received a J.D. from Howard University School of Law and a B.A. from the Florida State University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2022, for our principal executive officer, our principal financial officer, the next two most highly compensated executive officers serving as of the end of 2022 (we did not have any other executive officers serving at the end of 2022) and one former executive officer who terminated service during 2022 (the “Named Executive Officers” or “NEOs”). This discussion and analysis is intended to enhance your understanding of the information provided in the compensation tables below and to provide additional context regarding our overall executive compensation program. In addition, we explain how and why our Board and Compensation Committee determined our compensation policies and specific compensation decisions for our NEOs during and for fiscal year 2022 and, to the extent material, 2023.
Our NEOs for 2022 consisted of the following individuals:

•Mark J. Foley, CEO;
•Tobin C. Schilke, Chief Financial Officer;
•Dustin Sjuts, President;
•Dwight Moxie, Senior Vice President, General Counsel and Corporate Secretary; and
•Abhay Joshi, Ph.D., Former Chief Operating Officer and President, R&D and Product Operations(1).

(1)Dr. Joshi ceased serving as our Chief Operating Officer and President, R&D and Product Operations effective March 31, 2022. Dr. Joshi is expected to continue to provide consulting services to the Company in a non-executive officer capacity until June 2023.
Executive Summary
Highlights of our 2022 Business Activities
•Secured DAXXIFY® GL Approval in September 2022.

•Achieved RHA® Collection of dermal fillers revenue of $107.2 million for the year ended December 31, 2022, a 51% increase compared to 2021.

•Submitted the sBLA for DAXXIFY® for the treatment of cervical dystonia in October 2022, which was accepted by the FDA in January 2023 and for which we received a PDUFA date of August 19, 2023.

•Closed financing transactions that totaled over $550 million, which included our $300 million note purchase agreement, proceeds from our at-the-market offering program and proceeds from our underwritten follow-on offering.

See “Proxy Summary—Company Performance Highlights” for a description of additional 2022 business activities.

Highlights of 2022 and early 2023 Executive Compensation Program
•We continued to increase our emphasis on equity awards that vest based on performance goals. In 2022, we structured 80% of our CEO’s annual equity awards to consist of PSUs and 67%-75% of our other NEOs’ annual equity awards to consist of PSUs (based on target grant date value). In 2023, we further increased the focus on performance equity awards by granting 100% of our CEO’s annual equity award in the form of PSUs.
•We refined our performance goals for performance-vesting equity awards. Our 2021 performance-vesting stock awards vest upon achievement of a rigorous financial metric that must occur by a three-year deadline measured from a key business milestone. Our 2022 PSUs vest based on a combination of a meaningful stock price goal and a key regulatory goal. Our 2023 PSUs vest based on revenue goals over a three-year performance period.
•We delivered 82% of our NEO’s 2022 total direct compensation, on average, to be ‘at-risk’ dependent on Company performance in the form of an annual performance bonus earned and equity incentive awards granted, as reported in the Summary Compensation Table (excluding Dr. Joshi who ceased employment during 2022).
•We included people and D&I goals in our executive bonus program. For 2022, the corporate goals on which our executive bonuses are based included a specific weighted category for the achievement of key people initiatives, which were predominantly comprised of goals related to D&I. We continued the practice of including a people initiatives component in our 2023 annual incentive plan.
•We structured our executive bonus opportunities to be based on key corporate objectives and we paid bonuses based solely on performance achievements. We paid all 2022 bonuses to our NEOs based on ∼127% corporate goal achievement.
•We added an overall cap on executive bonuses equal to 200% of target bonus.
Executive Compensation Policies and Practices
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
✓ Emphasize “at-risk” compensation and long-term equity incentives
✓ Tie performance bonus opportunities to defined corporate objectives and cap payout
✓ Provide transparent disclosure of performance bonus metrics and payout structure
✓ Structure severance payments as “double-trigger” requiring both a change in control and an involuntary termination for payout
✓ Maintain a clawback policy and stock ownership guidelines
✓ Assess risks of our compensation program
✓ Maintain a Compensation Committee comprised entirely of independent directors
✓ Retain an independent compensation advisor
✓ Annual say on pay stockholder vote
✓ Reevaluate and adjust our program annually based on stockholder feedback and market developments

✗ No guaranteed “single-trigger” change in control cash payments
✗ No tax reimbursements or tax gross-ups on severance or change in control payments
✗ No special executive welfare or health benefits, or supplemental retirement plans not available to our employees generally
✗ No guaranteed salary increases or bonuses
✗ No hedging or pledging of our stock
✗ No extensive perquisites

Results of 2022 Say-on-Pay Vote, Stockholder Outreach and Response
At our 2022 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our NEOs, as disclosed in our 2022 proxy statement. The proposal was supported by approximately 78% of the total votes cast. We value our stockholders views and conduct regular stockholder outreach regarding our executive compensation practices, including our alignment of pay to performance, to ensure that our practices are aligned with stockholder expectations and interests. See “Stockholder Engagement” for additional information. In 2022, we reached out to holders of approximately 61% of our outstanding common stock, excluding shares held by directors and executive officers. Members of our executive management team and the Chairman of our Board held informative discussions with stockholders representing approximately 33% of the shares of our outstanding common stock, excluding shares held by directors and executive officers.

We took the results from our 2021 and 2022 “say on pay” advisory votes and the feedback we received from stockholder engagements in 2021 and 2022 into consideration in making decisions regarding executive compensation for 2022 and 2023. Specifically, our compensation committee continued to increase the emphasis on PSUs in our executive compensation program, increasing the proportion of equity delivered in PSUs to our CEO and other NEOs from 60% and 33%, respectively, in 2021 to 80% and 67%-75%, respectively, in 2022 and in 2023, we delivered 100% of our CEO’s annual equity awards in the form of PSUs. The compensation committee also continued to refine the performance goals and vesting structure of our PSUs so that goals remain rigorous and tied to key business strategy. Our compensation committee also implemented a 200% cap on the payment of bonuses under our annual performance bonus program.

Our Compensation Committee will monitor and continue to evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs. Our Compensation Committee expects to continue to consider the outcome of our “say on pay” votes and our stockholders’ views when making future compensation decisions for our NEOs.

Objectives, Philosophy and Elements of Compensation
The overall objectives of our executive compensation policies and programs are to:
•attract, retain and motivate superior executive talent;
•provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention;
•align our executives’ interests with those of our stockholders;
•link pay to Company performance; and
•offer pay opportunities that are competitive with the biotechnology market in which we compete in order to recruit and retain top talent, while maintaining reasonable cost and dilution to our stockholders.
Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives and individual contributions.
Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate performance measures established at the beginning of the year and, except with respect to our CEO. individual performance. Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives and, where applicable for NEOs other than our CEO, individual performance.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; fosters ownership culture, aligns executives’ interests with stockholder interests and long-term stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed and determined annually or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as an incentive for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant. Equity grants have historically been provided primarily in the form of stock options and restricted stock that typically vest over a four-year-period and a three-year-period, respectively.

To further align our NEOs’ interests with those of our stockholders, we have also granted performance-vesting restricted stock awards or units to each of our NEOs since 2020.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our NEOs, as well as the compensation paid to NEOs at similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards, equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each NEO that is a mix of current, short-term and long-term incentive compensation and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee structures a majority of the NEOs’ total target compensation to be comprised of performance-based bonus opportunities and long-term equity awards, in order to align the NEOs’ incentives with the interests of our stockholders and our corporate objectives.
In making executive compensation decisions, the Compensation Committee generally considers each NEO’s total target direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target cash compensation and long-term equity awards (valued based on an approximation of grant date fair value).

How We Determine Executive Compensation
 Role of the Compensation Committee and Executive Officers in Setting Executive Compensation
The Compensation Committee reviews and oversees our executive compensation policies, plans and programs and reviews and determines the compensation to be paid to all of our executive officers, including the NEOs. Our Compensation Committee consists solely of independent members of the Board. In making its executive compensation determinations, the Compensation Committee considers recommendations from the CEO, for executive officers other than himself and, with respect to the evaluation of the CEO’s performance, the Compensation Committee considers recommendations from the Board Chair and, if it determines appropriate, may also seek recommendations or approval of executive compensation decisions from the independent members of the Board. In making his recommendations for executive officers other than himself, the CEO receives input from our human resources department and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the CEO discusses his recommendations for the other executive officers with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our CEO, our Senior Vice President, Human Resources and Head of People and Senior Vice President, General Counsel and Corporate Secretary also attend Compensation Committee meetings and may take part in discussions of executive compensation. The Compensation Committee makes its determinations with respect to executive compensation matters without any NEOs or other executive officers present (other than the CEO as described above). Various other members of management and other employees as well as outside advisers or consultants are also invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.
The Compensation Committee meets periodically throughout the year, typically four times or more, to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis. These annual decisions typically occur in the first quarter of the year, however, decisions may occur during the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate its authority to approve executive officer compensation. Our general policy is to grant equity awards during regularly scheduled Compensation Committee meetings determined in advance, although there may be occasions when grants are made on other dates, such as new hires or other special circumstances. Annual equity awards are usually granted in the first quarter of the year at a regularly scheduled Compensation Committee meeting. All required approvals are obtained in advance of or on the actual grant date. The timing of equity award grants to our executive officers is not coordinated in a manner that intentionally benefits our executive officers.

Role of our Independent Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating 2022 compensation for each of our executive officers and making 2022 compensation decisions in the first half of 2022, we retained Aon, an independent compensation consultant, to assist the Compensation Committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives. In the second half of 2022, the Compensation Committee engaged FW Cook to serve as its independent compensation consultant. References herein to the Compensation Committee Consultant refer to Aon prior to August 2, 2022 and FW Cook on and following August 2, 2022.

Aon assisted the Compensation Committee in developing a group of peer companies to use as a reference in making 2022 compensation decisions, evaluating current pay practices and considering different compensation programs and best practices. As described further below, Aon also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices. The Compensation Committee Consultant reported directly to the Compensation Committee, which maintained the authority to direct their work and engagement, and advised the Compensation Committee from time to time. The Compensation Committee Consultant interacted with management to gain access to Company information that is required to perform services and to understand the culture and policies of our organization. The Compensation Committee and the Compensation Committee Consultant met in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the CEO’s compensation.
Our Compensation Committee has analyzed whether the work of each of Aon and FW Cook as a compensation consultant raised any conflict of interest, taking into consideration the independence factors set forth by NASDAQ and the SEC with respect to each Compensation Committee Consultant. Based on its analysis of these factors, our

Compensation Committee determined that the work of each of the Compensation Committee Consultants and the individual compensation advisors employed by the Compensation Committee Consultant does not create any conflicts of interest.
Use of Competitive Market Compensation Data
We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee reviews market data for each executive officer’s position, compiled by Aon with respect to determining executive compensation in early 2022, as described below, including information relating to the compensation for executive officers in the development stage biotechnology industry.
In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2022, Aon recommended and the Compensation Committee selected companies that would be appropriate peers based on geography, industry focus, employee size, stage of development and market capitalization. Specifically, companies were selected in September 2021 with the following parameters:
•Sector & Geography: We focused on biotechnology companies based in the United States with emphasis on companies in the medical device sector along with life sciences companies that have a fintech platform;
•Stage of development/Product Focus: Given the Company’s impending biologics license application (“BLA”), we primarily focused on including companies with recently commercial products, in addition to late stage pre-commercial companies;
•Employee size: We focused on companies with a headcount between 150 and 1,300 full-time employees;
•Market Capitalization: We focused on companies with market capitalization representing roughly 1/3 to 3 times our market capitalization; and
•Revenue: We focused on companies with annual sales generally below $500 million.

Based on these criteria, Aon recommended and our Compensation Committee approved the addition of three new peers to our peer group, as reflected below, and removal of the following five historical peers: Ardelyx, Biohaven Pharmaceuticals, Esperion Therapeutics, FibroGen and Flexion Therapeutics. The Compensation Committee believed these changes to the peer group provided the appropriate compensation benchmarks as the Company prepared for the approval of our impending BLA and the commercial launch of DAXXIFY® for the improvement of glabellar lines.
The peer group of publicly-traded companies set forth below was used to analyze 2022 compensation. At the time of evaluation, we fell at approximately the 20th percentile of our 2022 peer group in terms of market capitalization.

Agios Pharmaceuticals (AGIO)	Glaukos (GKOS)
ArtiCure (ARTC)	Global Blood Therapeutics (GBT)
Blueprint Medicines (BPMC)	Heron Therapeutics (HRTX)*
Cardiovascular Systems (CSII)	Insmed (INSM)
ChemoCentryx (CCXI)	Intra-Cellular Therapies (ITCI)
Coherus BioSciences (CHRS)	Karyopharm Therapeutics (KPTI)
Corcept Therapeutics (CORT)*	Nevro (NVRO)*
Deciphera Pharmaceuticals (DCPH)	Sangamo Therapeutics (SGMO)
Dynavax Technologies (DVAX)	Theravance Biopharma (TBPH)
Epizyme (EPZM)	Zogenix (ZGNX)
*New for 2022

In December 2021, Aon completed an assessment of executive compensation data based on our peer group to inform the Compensation Committee’s determination of executive compensation for 2022. The market data used for this assessment was compiled from the 2022 selected peer group companies’ publicly disclosed information and data from the Radford Global Compensation Database with respect to the 2022 selected peer group companies listed above.
Aon prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (value based on an approximation of grant date fair value), total target cash compensation (including both base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation). This market data was used by the Compensation Committee as a reference point, in addition to other factors, in setting our NEOs’ 2022 compensation.
The Compensation Committee’s general aim is for compensation to remain competitive with the market, based on the median of the market as appropriate and corporate and individual executive performance and other factors deemed to be appropriate by the Compensation Committee. The Compensation Committee does not maintain a specific market positioning or “benchmark” that we consistently aim for in setting compensation levels; instead, our Compensation Committee determines each element of compensation and total target cash and direct compensation, for each NEO based on various facts and circumstances appropriate for our Company in any given year.
Competitive market positioning is only one of several factors, as described below under “—Factors Used in Determining Executive Compensation,” our Compensation Committee considers in making compensation decisions, and therefore individual NEO compensation may fall at varying levels as compared to the market data.

Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each NEO, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year and by individual circumstance. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:
•corporate performance, business needs and business impact;
•each NEO’s individual performance, experience, job function, change in position or responsibilities and expected future contributions to our Company;
•internal pay equity among NEOs;
•the need to attract new talent to our executive team and retain existing talent in a highly competitive industry and geographic region;
•a range of market data reference points (generally the 25th, 50th and 75th percentiles of the market data), see “—Use of Competitive Market Compensation Data” for additional information;
•the total compensation cost and stockholder dilution from executive compensation actions;
•trends and compensation paid to similarly situated officers within our market;
•recommendations of the outside compensation consultant;
•a review of a NEO’s total targeted and historical compensation and equity ownership;
•our CEO’s recommendations (with respect to executive officers other than himself), based on his direct knowledge of the performance by each NEO; and
•feedback from our stockholders and evolving best practices in compensation and governance.

Executive Compensation Program
 Annual Base Salary
In reviewing and adjusting base salaries for 2022, the Compensation Committee considered the factors listed above in “—How We Determine Executive Compensation—Factors Used in Determining Executive Compensation”. The Compensation Committee approved increases to each of the NEOs’ 2022 base salaries (other than Dr. Joshi and Mr. Sjuts) ranging from approximately 2% to 5.5%, which the Compensation Committee felt represented the appropriate increase for general merit and market updates, based on market data provided by Aon.
The NEOs’ 2022 base salaries and increases from each of their 2021 base salaries, if applicable, are reflected in the table below. The 2022 base salaries were effective January 1, 2022, except as otherwise noted below.

Name	2021 Base Salary	2022 Base Salary	Increase from 2021 Base Salary
Executive Officers
Mark J. Foley	$660,000	$673,200	2.0%
Tobin C. Schilke	$429,802	$453,442	5.5%
Dustin Sjuts(1)	$500,000	$500,000	—%
Dwight Moxie	$433,500	$446,505	3.0%
Abhay Joshi, Ph.D.(2)	$519,754	$519,754	—%

(1)     Mr. Sjuts’ salary for 2021 was increased from $423,300 to $500,000 in November 2021 in connection with his promotion to President. The Compensation Committee determined the increase was appropriate to account for Mr. Sjuts’ increased responsibilities in the role of President and reasonable in relation to market data and our other executive officer compensation. As a result of Mr. Sjuts’ salary increase in late 2021, the Compensation Committee determined not to further increase his salary for 2022.
(2)     Dr. Joshi’s salary for 2022 remained unchanged from his 2021 level through his March 31, 2022 separation date. The Compensation Committee determined that it was appropriate to leave Dr. Joshi’s 2022 base salary at the level of his 2021 base salary given that he would be transitioning to a consultant role early in 2022. See “—Other Features of our Executive Compensation Program—Agreements with our NEOs—Separation and Consulting Agreement with Dr. Joshi” for additional information on the terms of Dr. Joshi’s separation.
Annual Performance-Based Bonuses
Our 2022 Management Bonus Plan was developed by our Compensation Committee in late 2021 and formally approved in early 2022. Under the 2022 Management Bonus Plan, each NEO was eligible to be considered for a performance bonus based on (i) the individual’s target bonus, as a percentage of base salary, (ii) the percentage attainment of our 2022 corporate goals established by the Compensation Committee, and (iii) with respect to our NEOs other than our CEO, individual performance in the form of a modifier that may increase or decrease the total bonus payout, for each such NEO for significant underperformance or overperformance. Mr. Foley's performance bonus was solely based on attainment of the 2022 corporate goals. The NEOs actual bonuses were capped at 200% of each NEO’s target bonus amount.
Target Bonus Opportunity
In early 2022, the Compensation Committee reviewed each of our NEO’s target bonus percentages, and determined that the 2021 target bonus percentages remained appropriate for each of the NEOs, with the exception of Mr. Sjuts, whose target bonus was increased from 50% to 60%, after a review of market data, based on his increased responsibilities due to his promotion to President in late 2021. Each NEO's target bonus as a percentage of annual base salary is reflected below.

NEO	2022 Target Bonus Percentage (as a % of base salary)
Mark J. Foley	75%
Tobin C. Schilke	50%
Dustin Sjuts	60%
Dwight Moxie	50%
Abhay Joshi, Ph.D.	55%

Corporate Performance
The table below reflects each of the corporate goals and their relative weightings approved by the Compensation Committee as well as the relevant corporate achievements and corresponding percentages.

Corporate Goal	Weighting	2022 Results	Weighted Corporate Achievement Percentage
Revenue Achievement of annual Adjusted Product and Service Revenue target (1)	35%	Achieved above target Delivered $107 million in Adjusted Product and Service Revenue	36.93%
Corporate Cash Burn Extend cash runway by one year into 2024	10%	Fully achieved	10%
Services Achievement of specified milestones relating to our Services and solutions offerings: •Complete development of key platform capabilities by preset date •Improve delivery time and increase overall scaling support •Complete customer migration goals	10%	Fully achieved	10%
Clinical & Regulatory Achievement of specified milestones relating to the Company’s clinical development programs:	35% (+ additional 10% potential)	Fully achieved	45%
•Receive DAXXIFY® GL Approval (with the potential for an additional 10% weighting if approval is received before the end of the third quarter of 2022)	⇾	Received DAXXIFY® GL Approval in September 2022
•Submit PAS for ABPS following BLA approval of DAXXIFY® by the Company deadline	⇾	ABPS PAS timely submitted by the Company

Corporate Goal	Weighting	2022 Results	Weighted Corporate Achievement Percentage
D&I and Organizational Culture Achievement of specified milestones and activities relating to D&I and organizational health:	10%	Fully achieved	10%
•Continue to advance D&I initiatives, with focus on leadership, mentoring and education forums	⇾	Launched various developmental offerings including mentorship program, educational speaker series and unconscious bias training for all employees
•Measure organizational health by delivering a cultural assessment tool across our distributed workforce and implement strategies to improve upon any opportunity areas identified	⇾	Conducted organizational cultural assessment, identified focus areas and developed improvement strategies
Stretch Goals Stretch goal of achieving certain strategic milestones	25%	Partially achieved	15%
•Objectives related to product pipeline (10%)	⇾	Not achieved
•Objective related to timely sBLA submission for treatment of cervical dystonia (10%)	⇾	Submitted sBLA for treatment of cervical dystonia
•Objective related to DAXXIFY® revenue(1) (5%)	⇾	Achieved $11.0 million in DAXXIFY® revenue
Total			∼127%

(1)Adjusted Product and Service Revenue is a non-GAAP financial measure, which means (a) product revenue recognized from the sale of the RHA® Collection of dermal fillers, as disclosed in our quarterly and annual financial statements and (b) revenue recognized from the Fintech Platform and classified as service revenue, as disclosed in our quarterly and annual financial statements, adjusted to exclude cost of service revenue (exclusive of amortization). We use Adjusted Product and Service Revenue, which has the effect of lowering our revenue achievement, because management uses adjusted service revenue to make decisions and assess performance of the Fintech Platform. The Adjusted Product and Service Revenue goal must meet a threshold level of performance or receive no credit for the goal. The ultimate achievement percentage for the Adjusted Product and Service Revenue goal is interpolated between the threshold and maximum. DAXXIFY® revenue is calculated in accordance with GAAP and means the product revenue recognized from the sale of DAXXIFY®, as disclosed in our annual financial statements. We are not disclosing target goal levels with respect to DAXXIFY® revenue or Adjusted Product and Service Revenue because we believe that disclosure would result in competitive harm. If the targets were disclosed, we believe the information would provide competitors with insights into our strategy, operations and clinical development and commercialization programs that would be harmful to us. The Compensation Committee aims to set corporate performance targets that are rigorous but achievable, and therefore established targets at levels that would be achievable, with effort, if we successfully executed our operating plan for fiscal 2022, unless there are achievements beyond expectations or unusual or unexpected factors that affect the Company’s business.
The Compensation Committee evaluates the corporate goals we believe are essential to building long-term stockholder value and that we use to assess our annual corporate performance. The 2022 corporate goals aimed to incentivize performance related to the Company becoming a commercial and revenue generating company and continuing to advance its clinical development program. In addition, our people goals were established to reward our commitment to inclusiveness and equality and reflect our mission to foster diversity, equality and belonging at the Company. In setting these goals, the Compensation Committee balances the consideration of the likelihood of achievement of these corporate goals with the effectiveness of such goals in incentivizing our NEOs’ performance. The relative weightings of the 2022 corporate goals are based upon our assessment of the importance of each goal in creating long-term value for the Company and our stockholders.
In early 2023, our Compensation Committee reviewed our 2022 performance and approved the extent to which we achieved each of our corporate goals based on our achievements, as described in the table above, which resulted in an overall 2022 corporate goal achievement of ∼127%, which was the sum of the weight of each corporate goal, multiplied by the performance achievement assigned to such goal by the Compensation Committee based on the actual results during 2022. As a result, the portion of the bonus each NEO was eligible to earn that related to corporate goal achievement was ∼127%.
Individual Performance
In determining NEO bonus amounts (other than Mr. Foley), the Compensation Committee may also take into account the individual performance of the NEO in contributing to the achievement of our Corporate Goals. Individual performance, in both results achieved and targeted behavioral competencies (values), are assessed and measured by the CEO and recommended to the Compensation Committee. Revance’s four-point performance rating scale is used along with a corresponding individual performance percentage ranging from 0% for not meeting expectations to 125% for superior performance. As a result, an NEO’s actual performance bonus may range from 0% to up to 125% of the bonus to which the NEO would otherwise be entitled based solely on relative achievement of the corporate performance goals discussed above. The Compensation Committee awarded all of our NEOs (other than Mr. Foley) a 100% individual performance percentage for their performance in 2022.
Amounts Earned
In January 2023, the Compensation Committee awarded each of our NEOs the performance bonuses in the amounts reflected in the table below. As a result of the Compensation Committee awarding 100% individual performance percentage for each NEO other than Mr. Foley, each NEO’s bonus solely reflected our corporate goal achievement of ∼127%.

Name	Annual Target Bonus	Actual Bonus
Mark J. Foley	$504,900	$640,870
Tobin C. Schilke	$226,721	$287,777
Dustin Sjuts	$300,000	$380,790
Dwight Moxie	$223,253	$283,374
Abhay Joshi, Ph.D. (1)	$285,865	$—
(1)Dr. Joshi ceased employment during 2022 and as a result did not receive a 2022 bonus. Please see “—Other Features of our Executive Compensation Program—Agreements with our NEOs—Separation and Consulting Agreement with Dr. Joshi” for further information on the terms of Dr. Joshi’s separation.

Equity-Based Incentive Awards
2022 Annual Grants
We have historically granted equity compensation to our executive officers primarily in the form of stock options and restricted stock. The Compensation Committee introduced performance vesting stock awards beginning in late 2019 for Mr. Foley and beginning in 2020 for our other executives. For 2022, the Compensation Committee continued to grant performance-vesting awards but structured such awards as units rather than restricted shares. This change was made in connection with the Company’s transition to the sell to cover method of tax withholding for employee stock vesting to provide more flexibility to delay the taxable event if necessary to avoid trading during blackout periods. Accordingly, each of our NEOs received annual 2022 equity grants consisting of a mix of stock options and PSUs.
The Compensation Committee decided to incorporate and emphasize PSUs to strengthen its pay for performance philosophy and in light of stockholder and institutional investor feedback. Because PSUs only vest upon achievement of key performance goals that drive our business and our stockholder value, the Compensation Committee believes that these awards increase the alignment between the interests of our executive officers and stockholders. Stock options that vest over a multi-year period also remain an important part of our executive compensation program. The Compensation Committee views stock options as inherently performance-based compensation that automatically links executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Regardless of reported value in the “Summary Compensation Table”, executives will only receive value from the stock option awards if the price of the stock increases above the price of the stock at time of grant (the exercise price), and remains above such exercise price as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.
The Compensation Committee chose an award mix for the annual 2022 equity grants (based on target grant date values) consisting of approximately 80% PSUs and 20% options for Mr. Foley, 75% PSUs and 25% options for Mr. Sjuts and 67% PSUs and 33% options for each of the other NEOs. Compared to our 2021 annual equity grants, the 2022 annual equity grant mix represented an increase in proportion of the total annual equity delivered as performance-vesting awards and elimination of time-vesting restricted stock awards.
The annual 2022 equity grants the Compensation Committee approved for each NEO in February 2022 is reflected in the table below.

NEO	Stock Option Grant (# of shares)	PSUs (# of shares)
Mark J. Foley	143,354	351,298
Tobin C. Schilke	68,093	84,698
Dustin Sjuts	57,016	104,791
Dwight Moxie	68,093	84,698
Abhay Joshi, Ph.D. (1)	—	—
(1)Dr. Joshi ceased employment during 2022 and as a result did not receive a 2022 equity grant. See “—Other Features of our Executive Compensation Program—Agreements with our NEOs—Separation and Consulting Agreement with Dr. Joshi” for further information on the terms of Dr. Joshi’s separation.

The Compensation Committee chose each NEO’s grant level based on the amount which they felt, in their judgment, was appropriate to retain and incentivize the NEOs, while remaining reasonable within market standards and considering potential dilution of our share reserves and the factors listed above in “—Factors Used in Determining Executive Compensation.” In making these determinations, the Compensation Committee considered each of the NEO’s current equity holdings, including vested and unvested holdings and the extent to which such holdings were “in-the-money,” the extent to which such holdings remained unvested and therefore continued to serve as a retention tool, the market data provided by Aon reflecting equity value based on approximated grant date fair value, internal equity amongst the team, individual performance and length of service.

The number of shares underlying each 2022 equity grant was determined by, in the case of PSUs, dividing the target grant date value by the thirty-day trailing average closing stock price of our common stock as of the date of grant and, in the case of options, by applying a Black-Scholes option pricing model using the same historical average closing price. The Compensation Committee used a historical average closing market price to determine the number of shares subject to each equity award, rather than a single day stock price on the date of grant, in order to provide a more stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that using a historical average stock price can result in the ultimate grant date value of an award as required to be reported in the Summary Compensation Table and the Grants of Plan-Based Awards table under ASC 718 being higher or lower than the target grant value, but has considered, in consultation with Aon and determined that the process described above is the most appropriate for us at this time.
The stock options granted in 2022 vest over a four-year period, subject to the executive officer’s continued service with us. The PSUs were structured to vest based on the Company’s performance and achievement of the milestones described below.
1. 50% of the PSUs are eligible to vest upon the earlier of the following, as confirmed by the Board or Compensation Committee: (i) the 6-month anniversary of the date of DAXXIFY® GL Approval; or (ii) upon a Change in Control (as defined in the Company’s 2014 Equity Incentive Plan (the “2014 Plan”)); provided such FDA approval or Change in Control occur no later than December 31, 2023, subject to the executive officer's continuous service through the 6-month anniversary of the FDA Approval or the closing of such Change in Control.

2. 50% of the PSUs are eligible to vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before February 2, 2032: (i) the date that the closing share price of our common stock is at least $30 per share and remains at or above $30 per share during any 90 consecutive trading-day period on a volume weighted average price basis; or (ii) upon a Change in Control in which the purchase price of our common stock is at or above $30 per share.

The Compensation Committee chose this performance structure to incentivize Company performance over a meaningful period of time that would result in growth for the Company that would generate significant stockholder value. The Compensation Committee selected FDA approval as a performance measure because it was a critical driver of the Company's business strategy and value for all Company stakeholders. The $30 price was chosen because it incentivizes management to meaningfully increase stockholder value. From late October 2021 through February 2022 when the Compensation Committee approved the performance goals, the stock closed from a low of $12.36 to a high of $17.46.
We obtained DAXXIFY® GL Approval in September 2022; as a result, in March 2023, the NEOs vested in 50% of each of their 2022 PSUs. The PSUs based on the share price goal remain outstanding and unearned as of the date of this Proxy Statement.
2023 Annual Grants, Performance Stock Unit Awards
For 2023, the Compensation Committee revised the structure of its annual equity grants to our NEOs to further increase the proportion of equity delivered in the form of performance-vesting awards. Mr. Foley received an annual 2023 grant in February 2023 consisting of 100% PSUs. Mr. Sjuts received annual 2023 equity grants consisting of 75% PSUs and 25% options. Mr. Schilke and Mr. Moxie each received annual equity 2023 grants consisting of 67% PSUs and 33% options. The PSUs vest based on Company revenue goals over a three-year performance period.
Other Features of our Executive Compensation Program

Agreements with our NEOs
 Employment Agreements
 We have entered into employment agreements with each of our NEOs that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change in control benefits. Each of our NEOs is employed at will and may be terminated at any time for any reason.
Severance and Change in Control Benefits

Regardless of the manner in which a NEO’s service terminates, the NEO is entitled to receive amounts earned during his or her term of service, including salary and any unused vacation accrual. Under our employment agreements, each of our NEOs is eligible to receive severance benefits pursuant to the terms of our Executive Severance Benefit Plan (the “Severance Benefit Plan”). We do not provide any tax gross ups in connection with severance or change in control transactions, nor are any of our NEOs entitled to “single trigger” cash payments upon a change in control without a termination event. The Severance Benefit Plan provides for “double trigger” vesting, such that 100% of the shares subject to outstanding stock awards vest upon a termination without Cause (as defined in the Severance Benefit Plan) or a resignation for Good Reason (as defined in the Severance Benefit Plan) within twelve months following a Change in Control. Our time-vesting equity award agreements provide for acceleration of vesting in the event of a Change in Control, but only to the extent that the acquiring company refuses to continue, assume or substitute such awards. Our Compensation Committee periodically reviews the severance and change in control benefits that we provide, including by reference to market data, to ensure that the benefits remain appropriately structured and at reasonable levels.
The Compensation Committee believes that the severance protection benefits we offer are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations and avoid distractions in connection with a potential change in control transaction or period of uncertainty. Please see “—Potential Payments upon Termination or Change in Control” for a more detailed description of the Severance Benefit Plan and each of our NEO benefit levels.
In addition, each of our NEOs holds equity awards under our equity incentive plans that were granted subject to our form of award agreements. Certain performance-vesting awards held by our NEOs (including the PSUs granted to all NEOs in 2022) provide for vesting acceleration upon a Change in Control and, with respect to performance awards that vest based on stock price performance goals, only if we achieve those stock price goals as a result of the change in control.
Separation and Consulting Agreement with Dr. Joshi. In February 2022, we entered into a separation and consulting agreement with Dr. Joshi in connection with his separation from the Company, effective March 31, 2022 (the “Joshi Separation Agreement”). Pursuant to the Joshi Separation Agreement, Dr. Joshi received the following benefits pursuant to the terms of our Severance Benefit Plan upon a termination without cause: severance in the form of monthly cash payments of continued base salary for nine months and continued COBRA premium payments for nine months. All severance benefits were contingent upon Dr. Joshi executing an effective release and waiver of claims against us as well as complying with certain other post-termination obligations to us. In addition, pursuant to the terms of the Joshi Separation Agreement, effective beginning April 1, 2022, Dr. Joshi began providing consulting services to the Company which are expected to continue until June 30, 2023, unless terminated earlier (the “Joshi Consulting Period”). During the Joshi Consulting Period, Dr. Joshi is eligible to receive monthly consulting fees, and Dr. Joshi’s outstanding equity awards will continue to be eligible to vest during the Joshi Consulting Period (subject to earlier expiration in accordance with the terms of such awards and potential acceleration upon certain change in control events).
Employee Benefit Plans
We sponsor a 401(k) retirement plan in which our NEOs participate on the same basis as our other U.S. employees. In 2022, we provided matching contributions equal to (i) 100% of employee contributions for the first 3% of an employee’s earnings and (ii) 50% of employee contributions for the next 2% of an employee’s earnings. All matching effective during 2022 is immediately fully vested.
Pension Benefits
We do not maintain a defined benefit pension plan for any of our employees.
Nonqualified Deferred Compensation
We do not maintain a plan providing non-qualified deferred compensation for any of our employees.
Other Benefits
We generally do not offer perquisites or personal benefits to our NEOs, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses, or other benefits to our NEOs as our Compensation Committee determines appropriate.

In 2022, we paid Mr. Sjuts a grossed-up monthly car allowance pursuant to the terms of his employment agreement, as reported in the “Summary Compensation Table.” We provided a car allowance for Mr. Sjuts because of the travel required for his position.
Stock Ownership Guidelines
We maintain Stock Ownership Guidelines to align the interests of our executive officers and directors with the interests of the Company's stockholders and to further promote the Company's commitment to sound corporate governance. The guidelines call for the achievement and maintenance of equity ownership with the following total values: 3X base salary for the CEO; 1X base salary for all other executive officers and 3X annual cash retainers for independent directors (excluding cash retainers for Board committee service). Each executive officer and director is required to meet the minimum stock ownership guidelines within five years of becoming subject to the guidelines. As of December 31, 2022, all participants are still within the five-year timeframe for compliance; however, all of our NEOs and directors met the stock ownership guidelines.
Clawback Policy
We maintain a Clawback Policy, adopted in December 2020, pursuant to which the Company may recoup certain compensation from the Company’s executive officers in the event of fraud or willful misconduct. The Clawback Policy provides that the Company can recoup from executive officers any cash or equity-based incentive compensation that an executive office was granted, earned, paid or that became vested during the prior 12 months in the event that there is a material restatement of financial results due to fraud or willful misconduct of the executive officer from whom recoupment is sought. The Board or an appropriate committee thereof has discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances. We will review and conform our Clawback Policy as necessary to comply with the final rules adopted by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the final Nasdaq listing standards thereunder, once effective.
Additionally, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the CEO and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.
Accounting and Tax Considerations
We account and recognize share-based compensation expense in accordance with ASC 718, Compensation - Stock Compensation. We measure our stock-based awards using the estimated grant-date fair values. For stock options issued and for shares purchased under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), fair values are determined using the Black-Scholes option pricing model. For PSUs subject to performance-based vesting conditions, the grant-date fair values are determined using the closing price of our common stock on the grant date. For PSUs subject to market-based vesting conditions, fair values are determined using the Monte-Carlo simulation model.
The fair value of stock-based awards is recognized as compensation expense over the requisite service period (generally the vesting period). For PSUs not subject to market-based vesting conditions, the value of the stock-based awards is recognized as compensation expense when the performance condition is probable of achievement. Forfeitures are recognized when they occur. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee considers tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the NEOs in a manner consistent with the goals of our executive compensation program and the best interests of our Company and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
 Risk Assessment Concerning Compensation Practices and Policies
With the assistance of the Compensation Committee’s compensation consultant and the Company’s outside counsel, the Compensation Committee reviews the Company’s compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors) and long-term compensation (in the form of stock options and PSUs) prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Insider Trading Policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.
Conclusion
It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executive officers.
Report of the Compensation Committee of the Board
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Ms. Jill Beraud
Ms. Carey O'Connor Kolaja
Mr. Angus C. Russell
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2022, 2021 AND 2020
The following table sets forth all of the compensation awarded to, earned by, or paid to each of the NEOs for their services rendered for the years ended December 31, 2022, 2021 and 2020.

Name and Principal Position(s)	Year	Salary		Bonus	Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Mark J. Foley	2022	$673,200		$—	$4,178,690		$1,099,525		$640,870	$14,631	$6,606,916
CEO	2021	$660,000		$—	$4,561,652		$1,141,226		$425,700	$317,338	$7,105,916
	2020	$650,000		$—	$7,794,350		$—		$328,331	$8,255	$8,780,936

Tobin C. Schilke	2022	$453,442		$—	$1,007,483		$518,664		$287,777	$12,465	$2,279,831
Chief Financial Officer	2021	$429,802		$—	$1,267,172		$634,014		$192,336	$11,470	$2,534,794
	2020	$421,375		$—	$1,131,345		$1,273,662		$143,186	$11,531	$2,981,099

Dustin Sjuts	2022	$500,000		$—	$1,246,490		$434,291		$380,790	$30,878	$2,592,449
President	2021	$434,805		$—	$1,767,178		$634,014		$200,908	$193,506	$3,230,411
	2020	$415,000		$—	$1,294,250		$1,306,320		$141,020	$66,242	$3,222,832

Dwight Moxie	2022	$446,505		$—	$1,007,483		$518,664		$283,374	$13,895	$2,269,921
Senior Vice President, General Counsel and Corporate Secretary	2021	$433,500		$—	$1,083,763		$542,254		$174,593	$10,504	$2,244,615
	2020	$370,104		$125,000	$1,521,045		$2,579,240		$125,426	$10,356	$4,731,171

Abhay Joshi, Ph.D. (5)	2022	$209,901	(6)	$—	$309,543	(7)	$2,309,087	(8)	$—	$431,845	$3,260,376
Former Chief Operating Officer, President of R&D and Product Operations	2021	$519,754		$—	$1,267,172		$634,014		$154,081	$11,738	$2,586,759
	2020	$514,608		$—	$1,405,850		$1,913,759		$213,726	$11,731	$4,059,674

(1)The dollar amounts in this column represent the aggregated grant date fair value of all time-vesting and performance-vesting unit or stock awards granted during the indicated year. These amounts have been calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our FY2022 10-K. With respect to the performance-vesting equity awards granted during 2022 and 2021, the aggregate grant date fair value is based on the then-probable outcome of the applicable performance conditions. The grant date fair value of the performance-vesting units (PSUs) granted in 2022, assuming achievement of the maximum level of performance under the applicable performance conditions (and excluding the incremental fair value recognized from the modification of Dr. Joshi’s RSAs and PSAs) would have been as follows:

Name	Grant Date Fair Value Assuming Maximum Performance
Mark J. Foley	$4,178,690
Tobin C. Schilke	$1,007,483
Dustin Sjuts	$1,246,490
Dwight Moxie	$1,007,483
Abhay Joshi, Ph.D.	$—
(2)The dollar amounts in this column represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our FY2022 10-K. These amounts do not necessarily correspond to the actual value that may be recognized from the stock options by the NEOs.
(3)Amounts shown in this column represent cash bonus awards earned by our NEOs under our 2022 Management Bonus Plan. Such bonuses are tied to achievement against clinical, regulatory, commercial and financial goals, with payouts determined after the close of the year and primarily based on our level of achievement against those goals. Payouts occur in the first quarter following the end of the applicable year.
(4)The table below shows the components of “All Other Compensation” for each of our NEOs.
Fiscal Year 2022 All Other Compensation Table

Name	Retirement Plan Contributions (A)	Insurance Premiums (B)	Other		Total
Mark J. Foley	$11,793	$2,838	$—		$14,631
Tobin C. Schilke	$11,115	$1,350	$—		$12,465
Dustin Sjuts	$14,292	$660	$15,926	(C)	$30,878
Dwight Moxie	$12,905	$990	$—		$13,895
Abhay Joshi, Ph.D.	$7,032	$1,271	$423,542	(D)	$431,845

(A)Represents Company matching contributions to the accounts of our NEOs in the Company’s 401(k) plan.
(B)Represents life insurance policy premiums paid by the Company on behalf of our NEOs.
(C)Represents a car allowance of $15,000 and gross-up reimbursement of $926.
(D)Represents $389,816 in accrued severance payments, representing nine months of base salary, $20,227 of COBRA premiums and $13,500 in consulting fees pursuant to the Joshi Separation Agreement.
(5)    Dr. Joshi ceased employment during 2022 and as a result did not receive a 2022 bonus. See “—Compensation Discussion and Analysis —Compensation Discussion and Analysis—Other Features of our Executive Compensation Program—Agreements with our NEOs—Separation and Consulting Agreement with Dr. Joshi” for further information on the terms of Dr. Joshi’s separation.
(6)    Dr. Joshi’s 2022 salary includes amounts for accrued but unused vacation that was paid when his employment ceased.
(7)    Dr. Joshi’s stock awards represent the incremental fair value of $309,543, computed in accordance with ASC 718, associated with the modification of RSAs granted to Dr. Joshi in January 2020 and February 2021 and the modification of the PSAs granted to Dr. Joshi in January 2020 and February 2021 pursuant to the Joshi Separation Agreement, which modified the vesting period of the RSAs and PSAs to continue vesting until the end of the Joshi Consulting Period.
(8)    Dr. Joshi’s option awards represent an incremental fair value of $2,309,087, computed in accordance with ASC 718, associated with the modification of options granted to Dr. Joshi in December 2015, January 2017, February 2018, January 2019, January 2020 and February 2021 pursuant to the Joshi Separation Agreement, which extended the exercise period for options already vested as of March 31, 2022 and modified the vesting period of the unvested options to continue vesting until the end of the Joshi Consulting Period.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2022
The following table presents, for each of the NEOs, certain information regarding grants of plan-based awards made for the year ended December 31, 2022.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position(s)		Award Type	Grant Date or Modification Date	Target	Maximum	Target (2)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price Per Share of Option Awards	Total Grant Date Fair Value of Stock and Option Awards (3)
Mark J. Foley		PSU	2/2/2022	—	—	351,298	—		—		—	$4,178,690
CEO		Option Grant	2/2/2022	—	—	—	—		143,354	(4)	$13.08	$1,099,525
		Cash Bonus	—	$504,900	$1,009,800	—	—		—		—	—

Tobin C. Schilke		PSU	2/2/2022	—		84,698	—		—		—	$1,007,483
Chief Financial Officer		Option Grant	2/2/2022	—		—	—		68,093	(4)	$13.08	$518,664
		Cash Bonus	—	$226,721	$453,442	—	—		—		—	—

Dustin Sjuts		PSU	2/2/2022	—		104,791	—		—		—	$1,246,490
President		Option Grant	2/2/2022	—		—	—		57,016	(4)	$13.08	$434,291
		Cash Bonus	—	$300,000	$600,000	—	—		—		—	—

Dwight Moxie		PSU	2/2/2022	—		84,698	—		—		—	$1,007,483
Senior Vice President, General Counsel and Corporate Secretary		Option Grant	2/2/2022	—		—	—		68,093	(4)	$13.08	$518,664
		Cash Bonus	—	$223,253	$446,506	—	—		—		—	—

Abhay Joshi, Ph.D.	(5)	PSU	—	—		—	—		—		—	—
Former Chief Operating Officer, President of R&D and Product Operations		Option Grant	—	—		—	—		—		—	—
		Cash Bonus	—	—	—	—	—		—		—	—
		Modified RSA	3/31/2022	—	—	—	8,334	(6)	—		—	$162,513	(6)
		Modified RSA	3/31/2022	—	—	—	7,540	(7)	—		—	$147,030	(7)

Modified Option	3/31/2022	—	—	—	—	19,584	(8)	$17.23	$143,167	(8)
Modified Option	3/31/2022	—	—	—	—	45,781	(9)	$22.32	$256,029	(9)
Modified Option	3/31/2022	—	—	—	—	12,789	(10)	$28.01	$54,032	(10)
Modified Option	3/31/2022	—	—	—	—	206,250	(11)	$36.32	$587,713	(11)
Modified Option	3/31/2022	—	—	—	—	79,000	(12)	$19.70	$333,367	(12)
Modified Option	3/31/2022	—	—	—	—	70,500	(13)	$29.15	$263,297	(13)
Modified Option	3/31/2022	—	—	—	—	74,416	(14)	$17.23	$286,075	(14)
Modified Option	3/31/2022	—	—	—	—	79,354	(15)	$22.32	$342,484	(15)
Modified Option	3/31/2022	—	—	—	—	11,083	(16)	$28.01	$42,923	(16)
(1)These columns set forth the target and maximum cash bonus amount for each NEO for the year ended December 31, 2022 under the 2022 Management Bonus Plan. There is no threshold bonus amount for each individual NEO established under the 2022 Management Bonus Plan. Target bonuses were set as a percentage of each NEO’s base salary earned for the year ended December 31, 2022. The maximum bonus amounts were capped at 200% of the NEO’s target bonus amount. The dollar value of the actual bonus award earned for the year ended December 31, 2022 for each NEO is set forth in the “Summary Compensation Table.” As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the NEOs for the year ended December 31, 2022.
(2)Represents the target number of shares that may be earned pursuant to PSUs granted to certain of our NEOs in 2022. The PSUs will vest as follows, subject to the NEO providing continuous service to us through the vesting date: (i) 50% of the PSUs will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee: (a) the 6-month anniversary of the date of DAXXIFY® GL Approval; or (b) upon a Change in Control; provided the DAXXIFY® GL Approval or Change in Control occurs no later than December 31, 2023 (the “DAXXIFY® PSU Vesting Terms”), subject to the executive officer's continuous service through the 6-month anniversary of the DAXXIFY® GL Approval or the closing of such Change in Control and (ii) 50% of the PSUs will vest upon the earlier of the following conditions, as confirmed by the Board or Compensation Committee: (a) the date that the closing price of the Common Stock first equals or exceeds $30/share and remains at or above $30/share during any 90 consecutive trading day period on a VWAP basis; or (b) upon a Change in Control in which the Change in Control price equals or exceeds $30/share.
(3)Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the NEOs. The amounts shown in this column reflect the aggregate grant date fair value for the Stock Options and/or PSUs granted to our NEOs in 2022 as computed in accordance with ASC 718 and as applicable, the incremental fair value of equity awards modified in 2022. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our FY2022 10-K. Please see “Summary Compensation Table – footnote (1)” above for further detail on the grant date fair value of the PSUs granted in 2022, assuming achievement of the maximum level of performance under the applicable performance conditions.
(4)The shares subject to the Stock Option vest over a four-year period, with one-forty-eighth of the shares vesting each month, commencing on February 2, 2022, subject to the NEO providing continued service to us through each vesting date.
(5)Dr. Joshi ceased employment during 2022 and as a result did not receive a 2022 bonus or equity grants. See “—Other Features of our Executive Compensation Program—Agreements with our NEOs—Separation and Consulting Agreement with Dr. Joshi” for further information on the terms of Dr. Joshi’s separation.
(6)Represents the unvested shares of common stock subject to Dr. Joshi’s January 2020 RSA grant that were modified pursuant to the Joshi Separation Agreement and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the RSAs.
(7)Represents the unvested shares of common stock subject to Dr. Joshi’s February 2021 RSA grant that were modified pursuant to the Joshi Separation Agreement and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the RSAs.
(8)Represents the shares of common stock subject to Dr. Joshi’s January 2019 option grant that were modified by extending the vesting period and exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.
(9)Represents the shares of common stock subject to Dr. Joshi’s January 2020 option grant that were modified by extending the vesting period and exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.
(10)Represents the shares of common stock subject to Dr. Joshi’s February 2021 option grant that were modified by extending the vesting period and exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.
(11)Represents the shares of common stock subject to Dr. Joshi’s December 2015 option grant that were modified by extending the exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.

(12)Represents the shares of common stock subject to Dr. Joshi’s January 2017 option grant that were modified by extending the exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.
(13)Represents the shares of common stock subject to Dr. Joshi’s February 2018 option grant that were modified by extending the exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.
(14)Represents the shares of common stock subject to Dr. Joshi’s January 2019 option grant that were modified by extending the exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.
(15)Represents the shares of common stock subject to Dr. Joshi’s January 2020 option grant that were modified by extending the exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.
(16)Represents the shares of common stock subject to Dr. Joshi’s February 2021 option grant that were modified by extending the exercise period of the options pursuant to the Joshi Separation Agreement, and the incremental fair value, computed in accordance with ASC 718, associated with the modification of the options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2022
The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2022.

	Option Awards						Stock Awards
Name	Grant Date		Number of Shares of Common Stock Underlying Unexercised Stock Options Exercisable Shares (#)	Number of Shares of Common Stock Underlying Unexercised Stock Options Unexercisable Shares (#)	Option Exercise Price per Share	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark J. Foley	9/5/2017		12,000	—	$24.55	9/4/2027	—		—	—	—
CEO	5/10/2018		6,000	—	$29.15	5/9/2028	—		—	—	—
	5/9/2019		9,000	—	$12.82	5/8/2029	—		—	—	—
	10/13/2019	(1)	585,833	154,167	$12.18	10/12/2029	—		—	—	—
	2/2/2021	(2)	33,763	39,902	$28.01	2/1/2031	—		—	—	—
	2/2/2022	(2)	29,865	113,489	$13.08	2/1/2032	—		—	—	—
	10/13/2019	(3)	—	—	—	—	—		—	344,000	$6,350,240
	2/2/2021	(4)	—	—	—	—	—		—	122,143	$2,254,760
	2/2/2022	(5)	—	—	—	—	175,649	(6)	$3,242,481	175,649	$3,242,481
	2/2/2021	(7)	—	—	—	—	27,144		$501,078	—	—

Tobin C. Schilke	11/5/2018	(1)	100,000	—	$24.96	11/4/2028	—		—	—	—
Chief Financial Officer	1/24/2019	(2)	29,375	625	$17.23	1/23/2029	—		—	—	—
	1/23/2020	(2)	71,093	26,407	$22.32	1/22/2030	—		—	—	—
	2/2/2021	(2)	18,757	22,168	$28.01	2/1/2031	—		—	—	—
	2/2/2022	(2)	14,186	53,907	$13.08	2/1/2032	—		—	—	—
	1/23/2020	(3)	—	—	—	—	—		—	18,000	$332,280
	2/2/2021	(4)	—	—	—	—	—		—	22,620	$417,565
	2/2/2022	(5)	—	—	—	—	42,349	(6)	$781,763	42,349	$781,763
	1/23/2020	(7)	—	—	—	—	5,500		$101,530	—	—
	2/2/2021	(7)	—	—	—	—	15,080		$278,377	—	—

	Option Awards						Stock Awards
Name	Grant Date		Number of Shares of Common Stock Underlying Unexercised Stock Options Exercisable Shares (#)	Number of Shares of Common Stock Underlying Unexercised Stock Options Unexercisable Shares (#)	Option Exercise Price per Share	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dustin Sjuts	3/1/2018	(1)	28,000	—	$29.85	2/28/2028	—		—	—	—
President	11/5/2018	(2)	30,000	—	$24.96	11/4/2028	—		—	—	—
	1/24/2019	(2)	9,791	209	$17.23	1/23/2029	—		—	—	—
	1/23/2020	(2)	72,916	27,084	$22.32	1/22/2030	—		—	—	—
	2/2/2021	(2)	18,757	22,168	$28.01	2/1/2031	—		—	—	—
	2/2/2022	(2)	11,878	45,138	$13.08	2/1/2032	—		—	—	—
	1/23/2020	(3)	—	—	—	—	—		—	20,000	$369,200
	2/2/2021	(4)	—	—	—	—	—		—	22,620	$417,565
	2/2/2022	(5)	—	—	—	—	52,396	(6)	$967,230	52,396	$967,230
	1/23/2020	(7)					6,667		$123,073	—	—
	2/2/2021	(7)	—	—	—	—	15,080		$278,377	—	—
	11/9/2021	(7)					23,947		$442,062	—	—

Dwight Moxie	2/18/2020	(1)	120,416	49,584	$25.93	2/17/2030	—		—	—	—
Senior Vice President, General Counsel and Corporate Secretary	2/2/2021	(2)	16,042	18,960	$28.01	2/1/2031	—		—	—	—
	2/2/2022	(2)	14,186	53,907	$13.08	2/1/2032	—		—	—	—
	2/18/2020	(3)	—	—	—	—	—		—	14,000	$258,440
	2/2/2021	(4)	—	—	—	—	—		—	19,346	$357,127
	2/2/2022	(5)	—	—	—	—	42,349	(6)	$781,763	42,349	$781,763
	2/18/2020	(7)	—	—	—	—	8,334		$153,846	—	—
	2/2/2021	(7)	—	—	—	—	12,898		$238,097	—	—

	Option Awards							Stock Awards
Name	Grant Date		Number of Shares of Common Stock Underlying Unexercised Stock Options Exercisable Shares (#)	Number of Shares of Common Stock Underlying Unexercised Stock Options Unexercisable Shares (#)	Option Exercise Price per Share	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Abhay Joshi, Ph.D.	12/14/2015	(1)	206,250	—	$36.32	9/30/2023	(8)	—		—	—		$—
Former Chief Operating Officer, President of R&D and Product Operations	1/26/2017	(2)	79,000	—	$19.70	9/30/2023	(8)	—		—	—		$—
	2/8/2018	(2)	70,500	—	$29.15	9/30/2023	(8)	—		—	—		$—
	1/24/2019	(2)	92,041	1,959	$17.23	9/30/2023	(8)	—		—	—		$—
	1/23/2020	(2)	106,822	39,678	$22.32	9/30/2023	(8)	—		—	—		$—
	2/2/2021	(2)	18,757	22,168	$28.01	9/30/2023	(8)	—		—	—		$—
	1/23/2020	(3)	—	—	—	—		—		—	20,000	(9)	$369,200
	2/2/2021	(4)	—	—	—	—		—		—	22,620	(9)	$417,565
	1/23/2020	(7)	—	—	—	—		8,334	(9)	$153,846	—		$—
	2/2/2021	(7)	—	—	—	—		15,080	(9)	$278,377	—		$—

(1)The shares subject to the stock options vest over a four-year period, with 25% vesting on the one-year-anniversary from the grant date, and the balance vesting each month over the remaining three-year period, subject to the NEO providing continued service to us through each vesting date.
(2)The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to the NEO providing continued service to us through each vesting date.
(3)The PSAs will vest as follows, subject to the NEO providing continued service to us through the vesting date: upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (i) the date that the closing share price of our common stock is at least $40 per share and remains at or above $40 per share during any 90 consecutive trading-day period on a volume-weighted average price basis; or (ii) upon a Change in Control in which the purchase price of our common stock is at or above $40 per share.
(4)The PSAs will vest as follows, subject to the NEO providing continuous service to us through the vesting date: (i) upon the Company’s achievement of a cumulative revenue goal, calculated in accordance with GAAP, adjusted to exclude revenue recognized from collaboration agreements and classified as collaboration revenue (“Revenue Target”), as confirmed by the Board or Compensation Committee on or before the three-year anniversary of the DAXXIFY® GL Approval or (ii) upon a Change in Control.
(5)The PSUs will vest as follows, subject to the NEO providing continuous service to us through the vesting date: (i) 50% of the PSUs will vest in accordance with the DAXXIFY® PSU Vesting Terms and (ii) 50% of the PSUs will vest upon the earlier of the following conditions, as confirmed by the Board or Compensation Committee: (a) the date that the closing price of the Common Stock first equals or exceeds $30/share and remains at or above $30/share during any 90 consecutive trading day period on a VWAP basis; or (b) upon a Change in Control in which the Change in Control price equals or exceeds $30/share.
(6)The goals related to the DAXXIFY® PSU Vesting Terms were achieved in September 2022, however the PSUs did not vest until 6 months from the date of DAXXIFY® approval in connection with the DAXXIFY® PSU Vesting Terms. Because the PSUs did not vest until March 8, 2023, the PSUs are reflected as outstanding.
(7)The shares subject to the time-based equity award vest over a three-year period, with one-third of the shares vesting each year, subject to the NEO providing continued service to us through each vesting date.
(8)The Joshi Separation Agreement provides for the continued vesting of outstanding equity awards until the end of the Joshi Consulting Period. Dr. Joshi’s options are exercisable until the date that is three months after the end of the Joshi Consulting Period (subject to earlier expiration in accordance with the terms of such awards). The option expiration date in the table assumes that the Joshi Consulting Period ends as expected on June 30, 2023.

(9)The Joshi Separation Agreement provides for the continued vesting of outstanding equity awards until the end of the Joshi Consulting Period. Dr. Joshi’s RSAs and PSAs will continue to vest until the end of the Joshi Consulting Period, and subsequently any unvested RSAs and PSAs will be forfeited.

OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to stock options exercised and RSAs that vested during the year ended December 31, 2022. No option awards were exercised during the year ended December 31, 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Mark J. Foley	146,905	$3,810,304
Tobin C. Schilke	19,207	$311,486
Dustin Sjuts	28,264	$499,864
Dwight Moxie	14,781	$233,392
Abhay Joshi, Ph.D.	21,123	$300,390
(1)    Amount reflects the product of the fair market value of our common stock on the applicable vesting date multiplied by the number of shares subject to RSAs that vested and does not necessarily reflect proceeds actually received by the NEOs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Severance Benefit Plan
Each of our NEOs are participants under our Severance Benefit Plan, which provides severance benefits in the event of certain qualifying terminations of employment, subject to the executive’s execution of a waiver and release of claims in favor of the Company and the existence of a proprietary information and inventions agreement between the executive and the Company.
Under our Severance Benefit Plan, upon an involuntary termination of a participant other than for “Cause” (as defined in the Severance Benefit Plan), and where such termination is not in connection with or within 12 months following a change in control, the benefits provided under the Severance Benefit Plan consist of: (i) monthly cash payments (a) in an amount equal to 18 times the officer’s monthly base salary, in the case of our CEO, and (b) in an amount equal to nine times the officer’s monthly base salary, in the case of our other NEOs; and (ii) payment by the Company of COBRA premiums for the participant and his or her eligible dependents for a period of up to 18 months in the case of our CEO, and up to nine months in the case of the other NEOs.
In connection with or for a period of 12 months following a change in control, upon an involuntary termination of a participant for any reason other than Cause, or upon the participant’s resignation for “Good Reason” (as defined in the Severance Benefit Plan), then the benefits provided by the Severance Benefit Plan will consist of: (i) a lump sum payment equal to the sum of the participant’s monthly base salary and monthly annual target bonus, multiplied by 24 in the case of our CEO, and by 12 in the case of the other NEOs; (ii) payment of COBRA premiums for the NEO and his or her eligible dependents for a period of up to 24 months in the case of our CEO, and up to 12 months in the case of the other NEOs; and (iii) accelerated vesting of all unvested stock options and other stock awards then held by the NEO.
Under the Severance Benefit Plan, a “change in control” is defined the same way it is under the 2014 Plan. If any of the benefits provided under the Severance Benefit Plan would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such that the payments would become subject to the excise tax imposed by Section 4999 of the Code, then the payments will either be paid in full to the participant, or reduced so that no portion of such benefits will be subject to the excise tax, whichever provides the greater after-tax benefit to the participant.
A NEO’s right to receive payment of benefits under the Severance Benefit Plan will immediately terminate if, at any time prior to or during the period the NEO is receiving such benefits, the NEO (i) willfully breaches a material provision of the executive’s proprietary information and inventions agreement with the Company or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in any other agreement between the executive and the Company, (ii) encourages or solicits any of our then-current employees to leave our employ for any reason or otherwise interferes in our employment relationships with our then-current employees or (iii) interferes in any of our existing business relationships, in each case of (i), (ii) or (iii) without the prior written approval of the Company.
The Severance Benefit Plan provides for “double trigger” vesting, such that 100% of the shares subject to outstanding stock awards vest upon a termination without Cause (as defined in the Severance Benefit Plan) or a resignation for Good Reason (as defined in the Severance Benefit Plan), in either case within twelve months following a change in control.
Joshi Separation and Consulting Agreement

On March 31, 2022, Dr. Joshi ceased serving as our Chief Operating Officer and President, R&D and Product Operations. See “—Compensation Discussion and Analysis—Other Features of our Executive Compensation Program—Separation and Consulting Agreement with Dr. Joshi” for a description of the Separation and Consulting Agreement entered into with Dr. Joshi relating to the terms of Dr. Joshi’s separation from the Company and his consultant obligations.

Equity Awards
Our time-vesting equity award agreements provide for acceleration of vesting in the event of a change in control, if and to the extent that the acquiring company refuses to continue, assume or substitute such awards.
As described in detail above, the Severance Benefit Plan provides for “double trigger” vesting acceleration of outstanding equity awards, such that 100% of the shares subject to outstanding stock awards vest upon certain types of involuntary terminations upon or a termination without Cause or a resignation for Good Reason within twelve months following a change in control.
In addition to the Severance Benefit Plan, the NEO’s PSAs granted in 2019 for Mr. Foley and 2020 for all other NEOs provides for full vesting acceleration in the event of a change in control as follows: the shares will vest upon a change in control that occurs on or before October 13, 2029 in which the purchase price of our common stock is at or above $40 per share, with all per share prices to be adjusted for any stock splits, recapitalizations and other similar transactions. The NEOs' PSAs granted in 2021 provides for full vesting acceleration in the event of a change in control that occurs prior to the three-year anniversary of the approval of the BLA for DAXI. The NEO’s PSUs granted in 2022 provide for full vesting acceleration in the event of a change in control as follows: (i) the shares subject to the DAXXIFY® Vesting Terms will vest upon a change in control that occurs on or before December 31, 2023 and (ii) the shares subject to the share price goal will vest upon a change in control that occurs on or before February 2, 2032 in which the purchase price of our common stock is at or above $30 per share, with all per share prices to be adjusted for any stock splits, recapitalizations and other similar transactions.

Potential Payments Upon Termination or Change-in-Control
The following table shows the potential payments upon termination of employment or a change in control for the NEOs. Except as otherwise indicated below, the table assumes that the triggering event took place on December 31, 2022.

Name	Benefit		Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)	Involuntary Termination Without Cause Not in Connection with a Change in Control ($)	Certain Change in Control Transactions without Termination ($)(1)
Mark J. Foley	Severance Payments		$1,346,400	$1,009,800	$—
CEO	Vesting Acceleration	(2)	$7,737,732	$—	$7,737,732
	COBRA Payments		$52,880	$26,440	$—
	Benefit Total		$9,137,012	$1,036,240	$7,737,732

Tobin C. Schilke	Severance Payments		$453,442	$340,082	$—
Chief Financial Officer	Vesting Acceleration	(2)	$1,869,490	$—	$1,869,490
	COBRA Payments		$15,660	$11,745	$—
	Benefit Total		$2,338,593	$351,827	$1,869,490

Dustin Sjuts	Severance Payments		$500,000	$375,000	$—
President	Vesting Acceleration	(2)	$2,471,406	$—	$2,471,406
	COBRA Payments		$8,514	$6,385	$—
	Benefit Total		$2,979,920	$381,385	$2,471,406

Dwight Moxie	Severance Payments		$446,505	$334,879	$—
Senior Vice President, General Counsel and Corporate Secretary	Vesting Acceleration	(2)	$1,820,852	$—	$1,820,852
	COBRA Payments		$37,008	$27,756	$—
	Benefit Total		$2,304,365	$362,634	$1,820,852

Abhay Joshi, Ph.D.(3)	Severance Payments		$—	$389,816	$—
Former Chief Operating Officer, President of R&D and Product Operations	Vesting Acceleration	(2)	$—	$—	$852,197
	COBRA Payments		$—	$20,227	$—
	Benefit Total		$—	$410,043	$852,197

(1)In the event of a Change in Control, if our successor does not agree to assume the existing equity plans or to substitute equivalent awards or rights for the stock options, RSAs or RSUs, then the vesting of the unvested stock options and stock awards shall accelerate in full, effective immediately prior to a Change in Control, except that, for PSAs and PSUs subject to stock price goals, such stock price goal must be achieved as of the Change in Control. If a Change in Control occurred on December 31, 2022, none of the PSA and PSU stock price goals would be met and as a result, amounts reflected for such awards are zero in the table above. In addition, our milestone PSAs subject to the Revenue Target that were outstanding as of December 31, 2022 vest upon a Change in Control. The amount in this column assumes all outstanding PSAs subject to the Revenue Target and all PSUs subject to the FDA approval goal vest in full upon a Change in Control, although, as described above in “—Compensation Discussion and Analysis,” the performance goal for the PSUs was met upon DAXXIFY® GL Approval in September 2022 and accordingly such awards vested in March 2023.
(2)Assumes that the triggering event occurred on December 30, 2022, when the closing sale price per share of our common stock was $18.46. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated stock options, the amount equal to the excess, if any, of $18.46 over the relevant exercise price of the stock option, multiplied by the number of shares underlying unvested stock options at such exercise price as of December 30, 2022; and (ii) aggregating for all accelerated RSAs, PSAs and PSUs, the amount equal to $18.46 multiplied by the number of shares underlying the unvested RSAs, PSAs and PSUs that are accelerated pursuant to the terms of the relevant award. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.
(3)Dr. Joshi ceased employment with us effective March 31, 2022. The amounts in the table under the column “Involuntary Termination Without Cause Not in Connection with a Change in Control” reflect the actual severance benefits paid to Dr. Joshi pursuant to the Joshi Separation Agreement. See “—Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Agreements with our NEOs—Severance and Change in Control Benefits” for a discussion of severance benefits received in connection with Dr. Joshi's transition from the Company, effective March 31, 2022. Pursuant to the Joshi Separation Agreement, Dr. Joshi received $389,816 in severance payments and $20,227 of COBRA premiums. Because Dr. Joshi's equity awards continue to vest during his Consulting Period, his awards remain eligible to accelerate vesting upon a change in control during the Consulting Period. As a result, the amounts reflected in column 3 reflect the potential vesting acceleration if a change in control had occurred on December 31, 2022.

CEO PAY RATIO
Set forth below is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO, to the median of the annual total compensation of our other employees for 2022.

The annual total compensation for 2022 for our CEO, Mr. Foley, was $6,606,916, as reported in the Summary Compensation Table. The annual total compensation for 2022 for our median employee, identified as discussed below, was $222,907, calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2022, the ratio of the annual total compensation of Mr. Foley, our CEO, to the median of the annual total compensation of our other employees was approximately 30 to 1.

As permitted under SEC rules, we determined that there have not been any changes to our employee population and compensation arrangements from 2021 that we believe would result in a significant change to our pay ratio disclosure. As a result, for 2022, we used the same median employee that was identified for 2021.

To determine our total population of employees, we included all full-time, part-time, regular and temporary employees as of October 13, 2021. To identify our median employee from our employee population, we calculated the annual target amount of each employee’s (other than Mr. Foley) 2021 base salary using a reasonable estimate of the hours worked and no overtime for hourly employees and bonus or commission, as applicable, plus the aggregate grant date fair value of equity awards granted in 2021 as our compensation measure that we consistently applied to all employees. For purposes of base salaries, bonuses and commissions, we used an estimate based on the rates in effect on October 13, 2021. In making this determination, we annualized the base salaries, bonuses and commissions of permanent employees who were newly hired or on unpaid leaves of absence during 2021 and thus employed by us for less than the entire calendar year. Since the originally identified median employee was a new hire during 2021 with anomalous compensation characteristics, we selected as our median employee a continuing employee whose 2021 compensation was substantially similar to that of the original median employee.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

ITEM 402(v) PAY VERSUS PERFORMANCE
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee views the link between the Company’s performance and NEO pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Required Tabular Disclosure of Pay Versus Performance

The amounts set forth below under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid for NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in “Executive Compensation – Compensation Discussion and Analysis.”

Fiscal Year	Summary Compensation Table for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income(7)	Product and Service Revenue(8)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$6,606,916	$14,647,188	$2,600,645	$3,224,270	$113.74	$111.27	$(356,422,516)	$125,121,318
2021	$7,105,916	$(14,431,563)	$2,833,814	$(18,373)	$100.55	$124.89	$(281,310,336)	$72,142,717
2020	$8,780,936	$26,328,963	$2,878,149	$4,800,096	$174.61	$125.69	$(282,089,412)	$13,293,751
(1)The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Foley (our CEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Executive Compensation Tables—Summary Compensation Table.”

(2)The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Foley, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Foley during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Foley’s total reported compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO		Reported Value of Equity Awards(a)		Equity Award Adjustments(b)		Compensation Actually Paid to PEO
2022	$6,606,916	-	$5,278,215	+	$13,318,487	=	$14,647,188
2021	$7,105,916	-	$5,702,878	+	$(15,834,601)	=	$(14,431,563)
2020	$8,780,936	-	$7,794,350	+	$25,342,377	=	$26,328,963

(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Awards Outstanding as of Year End		Fair Value as of Year End for Prior Year Awards Outstanding as of Year End		Fair Value as of Vesting Date for Prior Year Awards That Vested During the Year		Fair Value as of Vesting Date for Current Year Awards That Vested During the Year		Fair Value as of Vesting Date for Dividend Equivalents That Vested During the Year		Fair Value as of Prior Year End for Prior Year Awards		Total Fair Value of Equity Adjustments (i)
2022	$7,615,229	+	$10,148,509	+	$6,169,273	+	$377,663	+	$—	-	$10,992,188	=	$13,318,487
2021	$1,065,121	+	$9,927,068	+	$6,344,538	+	$206,812	+	$—	-	$33,378,139	=	$(15,834,601)
2020	$3,778,686	+	$29,599,453	+	$13,823,263	+	$1,841,315	+	$—	-	$23,700,340	=	$25,342,377

(i)Total Equity Award Adjustments value may differ from amount reported in the table under Footnote 2 above due to rounding. The fair values of stock options vested during the fiscal year or outstanding as of fiscal year end were estimated using the Black-Scholes option pricing model with the following assumptions, which are materially different from the assumptions used for estimating the grant-date fair value as reported in the “Option Awards” columns in the Summary Compensation Table:

Year Ended December 31,
	2022	2021	2020
Expected term (in years)	2.2 – 6.7	3.6– 6.4	3.6 – 6.1
Expected volatility	60.1 - 72.9%	54.2 – 64.1%	56.9 – 63.4%
Risk-free interest rate	1.1 – 4.6%	0.3 – 1.4%	0.2 – 1.7%
Expected dividend rate	—%	—%	—%

(3)The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Foley, who has served as our CEO since 2019) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Foley) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Tobin Schilke, Dustin Sjuts, Dwight Moxie and Abhay Joshi; (ii) for 2021, Tobin Schilke, Dustin Sjuts, Abhay Joshi and Aubrey Rankin and (iii) for 2020, Tobin Schilke, Dustin Sjuts, Dwight Moxie and Abhay Joshi.

(4)The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Foley), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Foley) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total reported compensation for the NEOs as a group (excluding Mr. Foley) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs		Average Reported Value of Equity Awards		Average Equity Award Adjustments(a)		Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,600,645	-	$1,837,926	+	$2,461,551	=	$3,224,270
2021	$2,833,814	-	$2,076,405	+	$(775,782)	=	$(18,373)
2020	$2,878,149	-	$2,548,683	+	$4,470,631	=	$4,800,096

(a)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Awards Outstanding as of Year End		Fair Value as of Year End for Prior Year Awards Outstanding as of Year End		Fair Value as of Vesting Date for Prior Year Awards That Vested During the Year		Fair Value as of Vesting Date for Current Year Awards That Vested During the Year		Fair Value as of Vesting Date for Dividend Equivalents That Vested During the Year		Fair Value as of Prior Year End for Prior Year Awards		Total Fair Value of Equity Adjustments (i)
2022	$1,682,090	+	$1,662,709	+	$827,587	+	$127,072	+	$—	-	$1,837,907	=	$2,461,551
2021	$667,840	+	$1,032,726	+	$1,118,026	+	$101,474	+	$—	-	$3,695,848	=	$(775,782)
2020	$3,188,804	+	$870,537	+	$532,383	+	$650,426	+	$—	-	$771,518	=	$4,470,631

(i)Total Equity Award Adjustments value may differ from amount reported in the table under Footnote 4 above due to rounding.

(5)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the same peer group identified in our stock performance graph on page 72 of our FY2022 10-K.
(7)The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year. Although we received DAXXIFY® GL Approval, we expect to continue to incur losses for the foreseeable future. Consequently, the Company did not use net income (loss) as a performance measure in its executive compensation program.
(8)Product and Service Revenue is selected as the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link compensation actually paid to our NEOs for 2022 to our Company’s performance. Product and Service Revenue is the Company’s Product Revenue plus Service Revenue, each as calculated in accordance with GAAP. Product Revenue means revenue recognized from the sale of DAXXIFY® and the RHA® Collection of dermal fillers, as disclosed in our quarterly and annual financial statements. Service Revenue means revenue recognized from the Fintech Platform and classified as service revenue, as disclosed in our quarterly and annual financial statements. Total Revenue, as calculated in accordance with GAAP, includes Collaboration Revenue, which represents collaboration revenue from our onabotulinumtoxinA biosimilar program with Viatris and partnership with Fosun, as disclosed in our quarterly an annual financial statements, in addition to Product and Service Revenue.

Financial Performance Measures

As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•Product and Service Revenue
•DAXXIFY® GL Approval
•Stock Price
•Adjusted Product and Service Revenue, which is a non-GAAP financial measure, and means (a) product revenue recognized from the sale of the RHA® Collection of dermal fillers, as disclosed in our quarterly and annual financial statements and (b) revenue recognized from the Fintech Platform and classified as service revenue, as disclosed in our quarterly and annual financial statements, adjusted to exclude cost of service revenue (exclusive of amortization).
Analysis of the Information Presented in the Pay Versus Performance Table

As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy that emphasizes variable pay opportunities based on performance goals and stockholder value. The Company generally seeks to incentivize long-term performance, and has not specifically aligned Company performance measures with “compensation actually paid”, as computed in accordance with Item 402(v) of Regulation S-K, for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Foley and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Foley) is aligned with the Company’s cumulative TSR over the three years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Mr. Foley and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company generally structures a significant portion of target compensation granted to the NEOs to be comprised of equity awards, including time-vesting stock awards, option awards and performance-vesting stock awards.

Compensation Actually Paid and Net Income (Loss)
Although we received DAXXIFY® GL Approval, we expect to continue to incur losses for the foreseeable future. Consequently, we did not use net income (loss) as a performance measure in our executive compensation program. Moreover, as an early commercial stage company with a limited history of product revenue associated with DAXXIFY®, the RHA® Collection of dermal fillers and the Fintech Platform, we do not believe there is any meaningful relationship between our net loss and compensation actually paid to our NEOs during the periods presented.

Compensation Actually Paid and Revenue

While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Product and Service Revenue is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

The following graph demonstrates, the amount of compensation actually paid to Mr. Foley and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Foley) in comparison with the Company’s Product and Service Revenue over the three years presented in the table.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the following graph, the Company’s cumulative TSR over the three year period presented in the table was 14%, while the cumulative TSR of the peer group presented for this purpose, the NASDAQ Biotechnology Index, was 11% over the three years presented in the table. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation—Compensation Discussion and Analysis.”

Revance TSR against NASDAQ Biotech TSR
Revance TSR
NASDAQ Biotech TSR
Value of $100 Investment
$195
$175
$155
$135
$115
$95
$75
2020
2021
2022
Reported Year

All information provided above under this “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 10, 2023 by: (i) each director; (ii) each NEO; (iii) all of our executive officers and directors as a group, and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options that are exercisable within 60 days after March 10, 2023 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs filed with the SEC. The percentage of beneficial ownership is based on 83,850,063 shares of our common stock outstanding as of March 10, 2023.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Revance Therapeutics, Inc., 1222 Demonbreun Street, Suite 2000, Nashville, Tennessee 37203.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percentage of Total
NEOs and Directors:
Mark J. Foley	1,694,998	(1)	2.0%
Tobin Schilke	329,891	(2)	*
Dustin Sjuts	316,724	(3)	*
Abhay Joshi, Ph.D.	541,466	(4)	*
Dwight Moxie	162,823	(5)	*
Jill Beraud	73,379	(6)	*
Julian S. Gangolli	95,879	(7)	*
Carey O'Connor Kolaja	36,468	(8)	*
Chris Nolet	73,379	(9)	*
Angus C. Russell	118,279	(10)	*
Philip J. Vickers, Ph.D.	115,029	(11)	*
Olivia C. Ware	36,326	(12)	*
Vlad Coric, M.D.	5,195	(13)	*
Directors and executive officers as a group (total of 12 persons)	3,058,370	(14)	3.6%
Greater than 5% Stockholders:
Palo Alto Investors LP and affiliates	5,283,609	(15)	6.3%
Capital World Investors	9,480,156	(16)	11.3%
The Vanguard Group	4,496,316	(17)	5.3%
Entities affiliated with GIC Private Limited	5,492,965	(18)	6.6%
Entities affiliated with JPMorgan Chase & Co.	4,982,949	(19)	5.9%
Entities affiliated with BlackRock, Inc.	7,072,681	(20)	8.4%
Antara Capital LP and affiliates	5,239,600	(21)	6.2%
Polar Capital Holdings PLC	4,848,633	(22)	5.8%
*    Represents beneficial ownership of less than 1% of the outstanding common stock
(1)Consists of (i) 823,351 shares of common stock and 760,734 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023 and (ii) 110,913 shares of common stock held by the Mark J Foley Living Trust. Mr. Foley is a Trustee of the Mark J Foley Living Trust. Excludes 817,441 shares underlying PSAs and 429,707 shares underlying PSUs held by Mr. Foley.
(2)Consists of 73,222 shares of common stock and 256,669 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023. Excludes 145,411 shares underlying PSAs and 104,999 shares underlying PSUs held by Mr. Schilke.

(3)Consists of 123,934 shares of common stock and 192,790 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023. Excludes 42,620 shares underlying PSAs and 131,789 shares underlying PSUs held by Mr. Sjuts.
(4)Consists of 120,706 shares of common stock and 420,760 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023. Excludes 42,620 shares underlying PSAs held by Dr. Joshi.
(5)Consists of 55,547 shares of common stock and 107,276 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023. Excludes 33,346 shares underlying PSAs and 96,725 shares underlying PSUs held by Mr. Moxie.
(6) Consists of 25,072 shares of common stock and 48,307 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023.
(7)Consists of 26,572 shares of common stock and 69,307 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023.
(8)Consists of 13,027 shares of common stock and 23,441 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023.
(9)Consists of 25,072 shares of common stock and 48,307 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023.
(10)Consists of 32,972 shares of common stock and 85,307 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023.
(11)Consists of 29,722 shares of common stock and 85,307 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023.
(12)Consists of 13,141 shares of common stock and 23,185 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023.
(13)Consists of 5,195 shares of common stock.
(14)Includes shares beneficially owned by all current executive officers and directors of the Company. Consists of 1,357,740 shares of common stock and 1,700,630 shares of common stock underlying options that are exercisable within 60 days of March 10, 2023.
(15)The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 14, 2023, reporting beneficial ownership as of December 31, 2022. According to the Schedule 13G, the reporting persons beneficially own a total of 5,283,609 shares of common stock held by Palo Alto Investors LP, PAI LLC, Dr. Patrick Lee and Dr. Anthony Joonkyoo Yun. The address for each of the foregoing entities and persons is 470 University Avenue, Palo Alto, CA 94301.
(16)The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on February 13, 2023, reporting beneficial ownership as of December 30, 2022. According to the Schedule 13G, the reporting persons beneficially own a total of 9,480,156 shares of common stock held by Capital World Investors (“CWI”). CWI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc. and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CWI's divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address for CWI is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(17)The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on February 9, 2023, reporting beneficial ownership as of December 30, 2022. According to the Schedule 13G, the reporting persons beneficially own a total of 4,496,316 shares of common stock held by The Vanguard Group and its clients. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(18)The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 9, 2023, reporting beneficial ownership as of December 31, 2022. According to the Schedule 13G/A, the reporting persons beneficially own a total of 5,492,965 shares of common stock held by GIC Private Limited (“GIC”) and its clients, the Government of Singapore (“GoS”) and the Monetary Authority of Singapore (“MAS”). Under the investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. As such, GIC has the sole power to vote and power to dispose of the 4,133,873 securities beneficially owned by it. GIC shares power to vote and dispose of 1,359,092 securities beneficially owned by it with MAS. The address for GIC Private Limited is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(19)The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on January 27, 2023, reporting beneficial ownership as of December 31, 2022. According to the Schedule 13G/A, the reporting persons beneficially own a total of 4,982,949 shares of common stock held by JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Securities LLC and J.P. Morgan Trust Company of Delaware. The address for each of the foregoing persons and entities is 383 Madison Avenue, New York, NY 10179.
(20)The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 3, 2023, reporting beneficial ownership as of December 30, 2022. According to the Schedule 13G/A, the reporting persons beneficially own a total of 7,072,681 shares of common stock held by BlackRock, Inc. and its subsidiaries: BlackRock Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment

Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. The address for each of the foregoing persons and entities is 55 East 52nd Street, New York, NY 10055.
(21)The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 14, 2023, reporting beneficial ownership as of December 31, 2022. According to the Schedule 13G/A, the reporting persons beneficially own a total of 5,239,600 shares of common stock, of which Antara Capital Master Fund LP (“Antara Master Fund”) holds options to purchase 5,077,300 shares of such common stock. A certain managed account for which Antara Capital serves as investing manager (the “Managed Account”) holds options to purchase 162,300 shares of Common Stock. Antara Capital LP (“Antara Capital”) is the investment manager of the Antara Master Fund and the Manager Account. Antara Capital GP LLC (“Antara GP”) is the general partner of Antara Capital. Himanshu Gulati (“Mr. Gulati”) is the sole member of Antara GP. Antara Capital, Antara GP and Mr. Gulati may be deemed to beneficially own the securities of the Company held directly by Antara Master Fund and the Managed Account. The address for each of the foregoing persons and entities is 55 Hudson Yards, 47th Floor, Suite C, New York, NY 10001.

(22)The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 14, 2023, reporting beneficial ownership as of December 31, 2022. According to the Schedule 13G/A, the reporting persons beneficially own a total of 4,848,633 shares of common stock held by Polar Capital Holdings PLC and Polar Capital LLP. The address for each of the foregoing persons and entities is 16 Palace Street, London, SW1E 5JD.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	4,268,494	(2)	19.81	4,495,701	(3)
Equity compensation plans not approved by security holders:	660,603	(4)	19.62	750,310	(5)
Total	4,929,097		19.78	5,246,011
(1)The weighted average exercise price excludes RSAs, PSAs and PSUs, which have no exercise price.
(2)Includes 4,243,161 and 25,333 shares of common stock issuable pursuant to outstanding stock options under the 2014 Plan and the 2012 Equity Incentive Plan, respectively.
(3)Includes (i) 2,812,632 shares of common stock available for issuance under our 2014 Plan and (ii) 1,683,069 shares of common stock available for issuance under our 2014 ESPP. The number of shares of our common stock reserved for issuance under the 2014 Plan automatically increases on January 1 of each year, starting on January 1, 2015 and continuing through January 1, 2024, by 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares of common stock as determined by our Board. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2014 Plan is 2,000,000 shares. The number of shares of our common stock reserved under the 2014 ESPP for issuance automatically increases on January 1st each year, starting January 1, 2015 and continuing through January 1, 2024, in an amount equal to the lower of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, and (ii) 300,000 shares of common stock, or such lesser number of shares of common stock as determined by our Board. If a purchase right granted under our 2014 ESPP terminates without having been exercised, the shares of our common stock not purchased under such purchase right will be available for issuance under our 2014 ESPP.
(4)Includes 438,250 shares of common stock issuable pursuant to outstanding stock options under our 2014 Inducement Plan adopted exclusively for grants of awards to individuals that were not previously our employees or directors, as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The terms and conditions of the 2014 Inducement Plan and the equity awards to be granted thereunder are substantially similar to the 2014 Plan. Includes 222,353 shares of common stock issuable pursuant to outstanding stock options with a weighted-average exercise price of $2.31 under the Hint Plan and assumed by the Company pursuant to the HintMD Acquisition, which awards if cancelled, will not be reissued.
(5)Includes 750,310 shares of common stock available for issuance under our 2014 Inducement Plan.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company.
To the best of our knowledge, based solely on a review of the copies of such reports filed with the SEC and written representations that no other reports were required, during the fiscal year ended December 31, 2022, all of our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except for the following forms, which were inadvertently filed late: a Form 4 for each of Mr. Foley, Mr. Schilke, Mr. Sjuts and Mr. Moxie were filed on March 9, 2023 for a September 22, 2022 transaction.

TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions Policy and Procedures
All transactions between us and our officers, directors, principal stockholders and their affiliates are subject to approval by the Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of our written Related-Person Transactions Policy and Code of Conduct. For purposes of our Related-Person Transactions Policy, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries is or will be a participant and any “related person” has or will have direct or indirect material interest in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year (including any transactions requiring disclosure under Item 404 of Regulation S-K). This also includes any material amendment or modification to an existing related person transaction. A related person's interest in a transaction or arrangement shall be presumed to be material unless it is clearly immaterial in nature or magnitude, is considered to immaterial under Item 404 of Regulation S-K, or has been determined in accordance with the Related-Person Transactions Policy to be immaterial. A “related person” is any executive officer, director, director nominee or more than five percent stockholder of our Company, including any of their immediate family members, and any entity owned or controlled by such persons.
In the event that the Company proposes to enter into, or materially amend, a related-person transaction, the Company's General Counsel and Chief Financial Officer shall undertake an evaluation of the related-person transaction. If that evaluation indicates that the related-person transaction would require the approval of the Audit Committee, the General Counsel shall present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation shall include, to the extent reasonably available, a description of (i) all of the parties thereto, (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the Audit Committee to fully assess such interests, (iii) a description of the purpose of the transaction, (iv) all of the material facts of the proposed related-person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, the amount of principal that would be involved, (v) the benefits to the Company of the proposed related-person transaction, (v) if applicable, the availability of other sources of comparable products or services, (vi) an assessment of whether the proposed related-person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally and (vii) management's recommendation with respect to the proposed related-person transaction.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not consistent with, the best interests of our Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion. Under the policy, any related-person transaction, if not a related-person transaction when originally consummated, or if not initially identified as a related-person transaction prior to consummation, shall be submitted to the Audit Committee for review and ratification in accordance with the approval policies as set forth in the Related-Person Transactions Policy as soon as reasonably practicable. The Audit Committee shall consider whether to ratify and continue, amend and ratify, or terminate and rescind such related-person transaction.
Certain Related-Person Transactions
There have been no transactions since January 1, 2022 in which (i) Revance has been a participant, (ii) the amount involved exceeded or will exceed $120,000 and (iii) any of Revance’s directors, director nominees, executive officers or holders of more than five percent of Revance’s capital stock, or any member of their immediate family or person sharing their household, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation.”
Indemnification Agreements. Upon formal engagement, we enter into an indemnification agreement with each of our directors and executive officers which provides, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Revance stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify the Company or your broker. Direct your written request to Investor Relations, Revance Therapeutics, Inc., 1222 Demonbreun Street, Suite 2000, Nashville, Tennessee, 37203 or contact Investor Relations at (510) 279-6886. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

LEGAL MATTERS
Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained herein are forward-looking statements. The words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. In addition, any statements that refer to our financial outlook, projected performance and cash flow breakeven; the strategic roadmap for 2023; our environmental, social and governance initiatives and plans; our anticipated growth; our future executive compensation and governance strategy and plans; our ability to obtain, the process for and the timing relating to, regulatory approval with respect to DAXXIFY® for the treatment of cervical dystonia; the efficacy and duration of our products; the potential benefits of our products and services; our ability to set new standards in aesthetics and therapeutics; various purposes for which additional shares of our common stock may be used; and statements about our business strategy, plans and prospects, including our commercialization plans, timelines and other goals are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” in our FY2022 10-K. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events. These forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations. You should read this Proxy Statement with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Website References
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this Proxy Statement.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board
Dwight Moxie
Senior Vice President, General Counsel & Corporate Secretary
March 23, 2023
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023, is available without charge upon written request to: Secretary, Revance Therapeutics, Inc., 1222 Demonbreun Street, Suite 2000, Nashville, Tennessee, 37203.

REVANCE®

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RVNC2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V02215-P85883

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REVANCE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jill Beraud
02) Carey O'Connor Kolaja
03) Vlad Coric, M.D.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V02216-P85883

REVANCE®

REVANCE THERAPEUTICS, INC.
Annual Meeting of Stockholders
May 3, 2023 10:00 AM CT
This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s) Mark J. Foley, Chief Executive Officer and Director, and Dwight Moxie, Senior Vice President, General Counsel and Corporate Secretary, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of REVANCE THERAPEUTICS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live audio-only webcast at 10:00 AM CT on May 3, 2023, at www.virtualshareholdermeeting.com/RVNC2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side